Registration Statement No.
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                 ----------------

                                 STRUTHERS, INC.
                                ----------------
             (Exact name of registrant as specified in its charter)


       NEVADA                          8731                  57-1075246
       ------                          ----                  ----------
State(or jurisdiction of  (Primary Standard Industrial    (I.R.S. Employer
    incorporation or      Classification Code Number)   Identification No.)
     organization)

                               605 Rossville Road
                               Waukon, Iowa 52172
                                 (563) 568-4950
                        ---------------------------------
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                          1866-B Raoul Wallenberg Blvd
                              Charleston, SC 29407
                        (843) 763-1755 or (888) 400-8810
                                ----------------
     (Previous Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                           Mariano M. Raigo, President
                               605 Rossville Road
                               Waukon, Iowa 52172
                                 (563) 568-4950
                                ----------------
  (Name, address, including zip code, and telephone number, including area code of agent for service)


                                      Copies to:
                              Richard S. Lane, Esq.
                         One Old Country Road Suite 120
                              Carle Place, NY 11514

                                ----------------

Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ----------------

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                   Proposed      Proposed
                                                   Maximum        Maximum
Title of Each Class                                Offering  Aggregate Amount of
of Securities        Amount to Be      Price       Offering       Registration
to be Registered    Registered (1)   per Share(2)  Price (2)        Fee
--------------------------------------------------------------------------------

Common Stock (3)    100,000,000        $0.10     $10,000,000      $ 2,950.00
Common Stock (4)     10,000,000        $0.10       1,000,000          295.00
Common Stock (5)      8,333,333        $0.10       1,000,000          295.00
                    -----------                  -----------      ----------

Totals              118,333,333                  $12,000,000      $ 3,540.00
                    ===========                  ===========      ==========
     ---------------------------------------------------------------------------
     ---------------------------------------------------------------------------

(1) Pursuant to Rule 416, this Registration Statement shall also cover any additional shares of Common Stock that become issuable in connection with anti-dilution provisions of the various warrants to which this Registration Statement applies.

(2) Estimated Solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933 and based on the average of the high and low sales prices for the Registrant's common stock on March 31, 2001 as reported by the OTC Bulletin Board.

(3) Such shares are being registered for sale from time to time by certain selling shareholders pursuant to an equity financing agreement.

(4) Such shares are being registered for resale by certain selling shareholders upon exercise of the "A" warrants issued in connection with the purchase agreement.

(5) Such shares are being registered for resale by certain selling shareholders upon exercise of the "B" Warrants issuable in connection with the purchase agreement.


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The Registrant may not sell these shares or accept any offer to buy these shares until the Registrant delivers this prospectus to you in final form and the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

This prospectus relates to the sale of up to 100,000,000 shares of Struthers, Inc. common stock and 18,333,333 shares of common stock issuable upon exercise of warrants by certain selling stockholders from time to time. The Registrant expects that sales made pursuant to this prospectus will be made

         -   in broker's transactions

         -   in transactions directly with market makers, or

         -   in negotiated sales or otherwise.

The shares may be sold at current market prices or at negotiated prices at the time of the sale. The Company will pay the expenses incurred to register the shares for resale, but the selling stockholders will pay any underwriting discounts. Concessions, and brokerage commissions associated with the sale of their shares.

The Registrant will not receive any of the proceeds from the sale by the selling stockholders. Securities laws and regulations may require the delivery of this prospectus to selling stockholders when they resell their shares of common stock.

Our common stock is traded on the OTC Bulletin Board under the symbol "STRU". On March 31, 2001, the last reported sale price of our common stock as reported on the OTC Bulletin Board was $.12 per Share.


                            Struthers, Inc.
                            118,333,333 Shares
                            of Common Stock

--------------------------------------------------------------------------------

This offering involves a high degree of risk. Prospective investors should carefully consider the matters discussed under "Risk Factors" beginning on Page of this prospectus before buying shares of common stock. You should purchase shares only if you can afford a complete loss of your investment
 -------------------------------------------------------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                   SUBJECT TO COMPLETION, DATED April 18, 2001

You should rely only on the information contained in this prospectus. The Registrant has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The Registrant is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. The Company's business, financial condition, results of operations and prospects may have changed since that date.

                               ----------------

                               TABLE OF CONTENTS



Prospectus Summary ........................................................    1

The Offering ..............................................................    1

Summary Financial Data ....................................................    5

Special Note Regarding Forward-Looking Statements .........................    5

Risk Factors ..............................................................    6

Use Of Proceeds ...........................................................   10

Dividend Policy ...........................................................   10

Selected Financial Data ...................................................   11

Management's Discussion And Analysis of Operations and Financial
Condition .................................................................   12

Business ..................................................................   20

Management ................................................................   28

Certain Relationships And Related Transactions ............................   31

Description Of Capital Stock ..............................................   33

Security Ownership of Certain Beneficial Owners and Management ............   35

Plan Of Distribution ......................................................   36

Legal Matters .............................................................   37

Experts ...................................................................   37

Where You Can Find More Information .......................................   37

Index To Consolidated Financial Statements ................................   43

PROSPECTUS


                                 STRUTHERS, INC.

                                  COMMON STOCK


         This prospectus may only be used in connection with the sale of the common stock of Struthers, Inc. by Alpha Venture Capital, Inc. Alpha Venture Capital, Inc. will receive shares of common stock from Struthers, Inc. under a $10,000,000 equity financing agreement, shares of common stock upon exercise of "A" warrants and "B" warrants. Alpha Venture Capital, Inc. is sometimes referred to in this prospectus as the selling shareholder(s).

         Struthers common stock is quoted on the OTC Bulletin Board under the symbol "STRU". On March 31, 2001 the closing bid price for one share of the Struthers common stock was $0.12.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SALE OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         These securities are speculative and involve a high degree of risk. For a description of certain important factors that should be considered by prospective investors, see "Risk Factors" beginning on page 6 of this prospectus.




                  The date of this prospectus is April 18, 2001

                               PROSPECTUS SUMMARY


         This summary highlights information contained elsewhere in this prospectus. You should read this entire prospectus carefully before deciding to acquire shares of our common stock. This prospectus contains forward-looking statements, which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this prospectus. All references to "we", "our", "us", "our company", or "Struthers" in this prospectus refer to "Struthers, Inc. and its predecessors, subsidiaries, and operating divisions."

                                 STRUTHERS, INC.


         Struthers, Inc. was incorporated in Nevada in 1995. The Company's business is the sale and marketing of products and services designed to increase reproductive efficiency, animal production and quality in the swine industry utilizing the technology and products it has developed.

         The Company has developed a proprietary semen delivery system for use in artificial insemination and a non-surgical porcine embryo transfer system. Embryo transfer is the ability to remove an embryo from a genetically superior animal and introduce it into a surrogate host (mature recipient female).

         The Company has the exclusive marketing rights to the "Gourley Scope(TM)," an instrument used for non-surgical semen delivery in animal husbandry including swine. The scope employs the imaging technology of a 1 mm camera, transmitter, and light source, which allows the technician to view the reproductive system and deliver the semen or embryo to the appropriate area of the reproductive tract for maximum conception.

         Principal sources of revenue are through the sale of gilts (young females that have not given birth to pigs), mature boars, barrows (castrated male hogs), semen, artificial insemination supplies, embryo transfer services, including embryo transfer equipment and training, and sales of its Tender Prime(TM) pork products. All of Struthers products, services, and markets are in various stages of development. The Company has only had operating revenues over the last 14 months since November 1999.

The Company's executive offices are located at 605 Rossville Road, Waukon, Iowa 52172. Its telephone number is (563) 568-4950.


THE OFFERING

         In order to provide a possible source of funding for Struthers current activities and for the continued development of its current and planned products, and markets for its products, on March 23, 2001, we entered into a Common Stock Purchase Agreement, commonly referred to as an equity financing agreement, with Alpha Venture Capital, Inc.

         Under the purchase agreement, Alpha Venture Capital, Inc. has agreed to provide Struther's with up to $10,000,000 of funding during the twelve-month period following the effective date of the registration statement to which this prospectus relates. The commitment period will be extended automatically for an additional twelve months if at least twenty percent (20%)(i.e. $2,000,000) of the commitment amount is purchased during the first eight months from the effective date. During this commitment period, Struthers may request a draw down under the purchase agreement by selling shares of its common stock to Alpha Venture Capital, Inc., and Alpha Venture Capital, Inc. will be obligated to purchase the shares. The minimum amount Struther's can draw down at any one time is $150,000, and the maximum amount we can draw down at any one time will be determined at the time of the draw down request using a formula contained in the purchase agreement up to $3,000,000. Both the minimum and maximum draw downs are subject always to a limit of 300% of the average daily trading volume over the twenty (20) trading days preceding the date of the draw down request. The Company may request a draw down once every 15 trading days, although is under no obligation to request any draw down under the purchase agreement.

         The purchase price shall be based on 88% of the average of the five (5) lowest reported daily weighted average market prices during the 10 trading days preceding the date of the draw down request. The number of shares to be purchased by Alpha shall be determined on the date of the draw down request by dividing the draw down amount requested by the purchase price determined during the 10-trading day period, but not less than the minimum amount or more than 300% of the average daily trading volume. Struthers will receive the purchase price less a commitment fee payable in cash to Alpha equal to four percent (4%) of the aggregate purchase price.

         Using the formula contained in the purchase agreement, if we had requested a draw down on January 1, 2001, the maximum amount that could be drawn would have been $939,600. Based upon the daily weighted average volume of the Company common stock during the preceding 10 trading days, we would have sold 5,220,000 shares of its common stock to Alpha and would have received proceeds from the sale of these securities equal to $902,016, which is net of the 4% commitment fee to Alpha. For more details on the maximum draw down amount, the calculation of the purchase price and the number of shares Struther's will sell, see "Purchase Agreement - Draw Down Procedure and the Stock Purchases" beginning on page 72.

         Additionally, we issued "A" Warrants to Alpha to purchase up to 10,000,000 shares of our common stock and "B" Warrants to purchase up to 8,333,333 shares of our common stock. The common stock underlying these warrants will be registered in the registration statement of which this prospectus is a part. These shares may be offered for sale from time to time by means of this prospectus by or for Alpha. We will prepare and file amendments and supplements to this prospectus as may be necessary in order to keep this prospectus effective as long as Alpha holds shares of our common stock or until these shares can be sold under an appropriate exemption from registration. We have agreed to bear the expenses of registering the shares, including Alpha's reasonable legal fees in an amount not more than $5,000, but not the expenses associated with selling the shares, such as broker discounts and commissions.

         The "A" Warrants granted to Alpha are exercisable at any time commencing March 23, 2001 until March 23, 2005 at an initial price per share equal to the lesser of (a) ninety percent 90% of the average of the five (5) closing bid prices following January 3, 2001 or (b) ninety percent of the average of the five (5) closing bid prices following the effective date of the registration statement, subject to further adjustment for anti-dilution provisions. The "B" Warrants are exercisable at any time commencing March 23, 2001 until March 23, 2005 at an initial price per share equal to the lesser of
(a) on hundred percent (100%) of the average of the closing bid prices for the five (5) trading days immediately preceding the date of issuance of this Warrant or (b) one hundred percent (100%) of the average of the closing bid prices of the five (5) trading days immediately preceding the date the Holder may exercise such portion of the Warrant, subject to further adjustment for anti-dilution provisions.

         As of March 28, 2001, 379,661,630 shares of our common stock were issued and outstanding. The number of shares does not give effect to shares that may be issued pursuant to the purchase agreement or upon exercise and/or conversion of warrants or preferred stock. See "Comparative Share Data".

         Although Struthers will not receive any proceeds from the sale of the shares by selling shareholders, Struthers will receive proceeds from any sale of common stock to Alpha under the purchase agreement and upon exercise of "A" and "B" warrants issued to Alpha when, and if, Alpha pays the exercise price in cash. We expect to use substantially all of the net proceeds for general corporate purposes including working capital, research and development, and sales and marketing.

         The purchase of the securities offered by this prospectus involves a high degree of risk. See the "Risk Factors" section of this prospectus for additional Risk Factors.

SUMMARY FINANCIAL DATA

         The financial data presented below should be read in conjunction with the more detailed financial statements and related notes that are included elsewhere in this prospectus along with the section entitled "Management's Discussion and Analysis of Operations".


Operating Revenues:
                        For the Years Ended December 31,
---------------------------- -------------- ------------- --------------
                                   2000        1999 (1)        1998 (2)
---------------------------- -------------- ------------- --------------
Semen                        $    241,355   $     31,074   $       ---
---------------------------- -------------- ------------- --------------
Gilts                             844,791        201,736           ---
---------------------------- -------------- ------------- --------------
Boars and Barrows                 346,663         59,758           ---
---------------------------- -------------- ------------- --------------
Market Swine                    1,437,963         19,895           ---
---------------------------- -------------- ------------- --------------
Artificial Insemination
  Supplies                        424,116         14,896           ---
---------------------------- -------------- ------------- --------------
Genetic and
Related                           196,305          5,692           ---
  Services
---------------------------- -------------- ------------- --------------
---------------------------- -------------- ------------- --------------
Total Operating Revenues     $  3,491,193    $   333,051    $      ---
---------------------------- -------------- ------------- --------------

---------------------------- -------------- ------------- --------------
Net Loss                     $ (3,209,844)   $  (617,061)   $ (524,129)
---------------------------- -------------- ------------- --------------

---------------------------- -------------- ------------- --------------
Net Loss per Share
  - Basic and Diluted        $      (0.01)   $     (0.00)      $  (0.00)
---------------------------- -------------- ------------- --------------
Weighted Average Common
  Shares Outstanding          370,233,232    342,207,620    316,354,380
---------------------------- -------------- ------------- --------------

Balance Sheet Data:
                                             As of December 31,
---------------------------- -------------- ------------ ---------------
                                 2000           1999           1998
---------------------------- -------------- ------------ ---------------
Cash and Cash
 Equivalents                 $  1,446,436   $   201,160  $       ---
---------------------------- -------------- ------------ ---------------
Working Capital (3)             2,504,688      (345,632)        2,278
---------------------------- -------------- ------------ ---------------
Total Assets                   10,539,442     5,329,291         2,278
---------------------------- -------------- ------------ ---------------
Long Term Debt  (3)               120,363           ---           ---
---------------------------- -------------- ------------ ---------------
Stockholders Equity             9,031,530       572,474       (85,365)
---------------------------- -------------- ------------ ---------------


 (1) Reflects operating results of the farm operations for the two months from the date of the Legred acquisition through December 31, 1999.
 (2) There was no financial activity in 1997 or 1996.
 (3) Exclusive of obligations payable in common stock.


FORWARD LOOKING STATEMENTS

         This prospectus contains various forward-looking statements that are based on our beliefs as well as assumptions made by and information currently available to us. When used in this prospectus, the words
"believe", "expect", "anticipate", "estimate", and similar expressions are intended to identify forward-looking statements. Such statements may include statements regarding seeking business opportunities, payment of operating expenses, and the like, and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from projections or estimates. Factors that could cause actual results to differ materially are discussed at length under the heading "Risk Factors". Should one or more of the enumerated risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Investors should not place undue reliance on forward-looking statements, all of which speak only as of the date made.

                                  RISK FACTORS


         The securities being offered hereby are highly speculative and prospective investors should consider the following factors, among others, related to the business, operations, and financial position of The Registrant.


SINCE BOTH NATIONAL AND INTERNATIONAL SWINE GENETIC COMPANIES HAVE GREATER FINANCIAL RESOURCES, WE MAY NOT BE ABLE TO COMPETE.

         We must price many of our products and services at rates that are competitive to our larger competitors, even though we believe our products may be superior in quality. We use our best efforts to differentiate ourself from the competition principally through education of our customers as to the quality of our product and through better service to our customers. In addition, we provide a warranty, as described below. To date, to our knowledge, no one company alone supplies all of the services that Struther's can and does supply (i.e., semen, gilts, boars, artificial insemination supplies, the reproductive technology of the semen delivery and embryo transfer systems, animal husbandry and facility design consultation and training). We warrant our product line to the extent that our customers may return unused defective products. The breeding animals also carry a guaranty from us that guarantees a percentage of the animals that will breed. If a percentage of the animals do not conceive (fertilized), they are replaced at market price with no genetic premium paid by the client up to 10% of the animals purchased. For these reasons, the Company believes it can compete successfully in the market place for genetic products and swine. However, there can be no assurance that Struther's will be able to maintain a competitive advantage, compete successfully at a gross profit margin or achieve a volume of revenues necessary to become profitable.


IF EMBRYO TRANSFER TECHNOLOGY DOES NOT BECOME THE "STANDARD" FOR THE SWINE INDUSTRY, WE WILL BE UNABLE TO BECOME THE "MARKET LEADER" EITHER IN REVENUES OR TECHNOLOGY.

         The Company therefore strives to continue to improve both its products and its visibility in the industry against competitors. In addition, the Registrant has attempted to protect itself through its patents and proprietary processes and techniques. It is similarly difficult to estimate the value to the industry or its customers upon the deployment of the Company's technology or of the costs which may be incurred in further product development, manufacture and marketing activities, due to the fact the Company's technology is unique and there is no previous product "track record" to compare to. There can be no assurance that a market will successfully develop for the Company's Embryo Transfer Technology or that it will not become obsolete due to technological advances in the industry.


IF THE GOURLEY SCOPE IS NOT ACCEPTED IN THE SWINE INDUSTRY OR WE ARE UNABLE TO SUCCESSFULLY MARKET AND GENERATE SUFFICIENT REVENUES, WE MAY HAVE TO CEASE USING IT.


         The Gourley Scope has been incorporated into our Semen Delivery System and Embryo Transfer System that we believe will redesign the way producers of swine, sheep, deer, and other associated animal husbandry industries breed worldwide. The Gourley Scope is still being tested in Beta Herds under the supervision of our veterinarian, Dr. Carlson. We have only recently begun to realize revenues from the use of the Gourley Scope. However, we are unable to predict whether or to the extent to which the Gourley Scope will be accepted in the swine industry or the amount and timing of revenues we might realize from them.

IF THE COMPANY'S RESEARCH AND DEVELOPMENT ACTIVITIES ARE NOT SUCCESSFUL OR OUR NEW PRODUCTS AND SERVICES ARE NOT ACCEPTED IN THE MARKET, WE MAY HAVE TO CEASE USING THEM.

         We continue to develop, manufacture and market innovative products and services that meet customer requirements for performance and reliability although we may not gain market share and our future revenue and earnings may suffer. The process of developing new high biotechnology products and services is complex and uncertain. We must accurately anticipate customers' needs and emerging technological trends that are new to the industry. Consequently, the Company must make long-term investment decisions and commit significant resources before knowing whether our predictions will eventually result in products and services that the market will accept.

SINCE WE HAVE A LIMITED OPERATING HISTORY, AN INVESTOR WILL HAVE A LIMITED FINANCIAL AND OPERATION HISTORY TO BASE ITS INVESTMENT DECISION.

         Struthers began operations in November 1999 with the acquisition of Legred Genetics, Inc., Legred Genetics and Brent Legred ("Legred") and the subsequent acquisitions of Muller A.I., LLC on May 15, 2000 and Elite Visions LLC on June 1, 2000. Because we have been in business for little over one year, it is difficult to evaluate the business model and the prospects. Our swine genetics business, especially the Semen Delivery System and Embryo Transfer Technology including the Gourley Scope is unproven and has not yet gained wide acceptance in the market. Most of the revenues to date have been generated from the sales of semen, live animals, Tender Prime line of pork products, and artificial insemination supplies. We have only recently begun to realize sales from other services including consulting, Embryo and Semen Transfer and the Gourley Scope. Accordingly, we are unable to predict whether or to the extent to which the technologies will be accepted in the swine industry or the amount and timing of revenues that it might realize from them.

         We have a limited operating history of 14 months and have incurred significant losses from operations and negative cash flows. To date we have not earned a profit. As of December 31, 2000, our Company's accumulated deficit from operations was approximately $4,400,000. We cannot be certain that we can achieve sufficient revenues in relation to expenses to become profitable or to become cash flow positive.

         Our ability to fund our operating and liquidity needs and execute our business plan for the next twelve months is dependent upon our ability to achieve a combination of increasing operating revenues, improved cost effectiveness and operating margins, and the receipt of funds under the purchase agreement with Alpha, or the provision of additional funding either in the form of equity or debt financing.


IF WE CANNOT OBTAIN ADDITIONAL CAPITAL, WE MAY HAVE TO DELAY OR POSTPONE DEVELOPMENT AND RESEARCH EXPENDITURES THAT MAY INFLUENCE OUR ABILITY TO PRODUCE A TIMELY AND COMPETITIVE PRODUCT.

         This offering is being made on behalf of Alpha. We will not receive any proceeds from the sale of the shares offered by shareholders. Although the purchase agreement with Alpha is a potential source of funding, a decline in the trading volume or price of our common stock may reduce the amount available under the purchase agreement. In addition, the purchase agreement limits our ability to raise capital by selling securities to third parties at a discount to the market price during the term of the purchase agreement. We will need additional capital in order to develop markets for our products, research and development activities and general and administrative expenses. We may be forced to delay or postpone marketing activities, and development and research expenditures if we are unable to secure adequate sources of funds. These delays would have an adverse effect on our ability to market and produce timely and competitive products.

IF THE PRICE OF OUR COMMON STOCK BECOMES LOWER, THE SALE OF OUR COMMON STOCK TO ALPHA MAY DILUTE THE INTERESTS OF OTHER SECURITY HOLDERS AND DEPRESS THE PRICE OF OUR COMMON STOCK.

         As of March 28, 2001, we had 379,661,630 outstanding shares of common stock. As of March 28, 2001, there were 6,124,588 shares of convertible preferred stock outstanding of which 1,791,252 shares are currently convertible into 32,392,700 shares of common stock. The remaining 4,333,336 shares of convertible preferred shares are convertible into common shares over four (4) remaining semi-annual conversion periods at the market price in effect on those conversion dates (approximately 108,333,400 shares of common stock assuming the market price of $.12 on March 31, 2001 is maintained throughout the conversion period). Additional shares of common stock that may be sold by means of this prospectus, are issuable under the purchase agreement and upon exercise of the "A" and "B" warrants held by Alpha. We may also issue additional shares for various reasons and may grant additional stock options to its employees, officers, directors and third parties. See "Comparative Share Data".

         Accordingly, the issuance of shares under the purchase agreement, in connection with any other financing, and upon exercise of warrants, options or the conversion of preferred stock will have a dilutive impact on other shareholders and could have a negative effect on the market price of the common stock. In addition, the shares issuable to Alpha will be issued at a discount to the daily volume weighted average prices of our common stock.

         As we sell shares of our common stock to Alpha under the purchase agreement, and Alpha sells the common stock to third parties, the price of the common stock may decrease due to the additional shares in the market. If wey decide to draw down on the purchase agreement as the price of our common stock decreases, we will be required to issue more shares of its common stock for any given dollar amount invested by Alpha. The more shares that are issued to Alpha, the more the then outstanding shares will be diluted and the more our common stock price may decrease. Any decline in the price of the common stock may encourage short sales that could place further downward pressure on the price of our common stock.

         Trading of our common stock is now being conducted over-the-counter through the NASD Electronic Bulletin Board and covered by Rule 15g-9 under the Securities Exchange Act of 1934. Under this rule, broker/dealers who recommend these securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if the market price is at least $5.00 per share.

         The Securities and Exchange Commission adopted regulations that generally define a "penny stock" as any equity security that has a market price of less than $5.00 per share. Additionally, if the equity security is not registered or authorized on a national securities exchange or the Nasdaq and the issuer has net tangible assets under $2,000,000, the equity security also would constitute a "penny stock." Our common stock falls within the definition of penny stock, these regulations require the delivery, prior to any transaction involving our common stock, of a disclosure schedule explaining the penny stock market and the risks associated with it. Furthermore, the ability of broker/dealers to sell our common stock and the ability of stockholders to sell our common stock in the secondary market would be limited. As a result, the market liquidity for our common stock would be severely and adversely affected. We can provide no assurance that trading in our common stock will not be subject to these or other regulations in the future, which would negatively affect the market for our common stock.

                             COMPARATIVE SHARE DATA

         As of March 28, 2001, the Company had 379,661,630 outstanding shares of common stock. The following table illustrates the comparative stock ownership of the Company's present shareholders as compared to the investors in this offering, assuming all shares offered by the selling shareholders are sold.

                                                   Number of Shares

         Shares outstanding as of March 28, 2001     379,661,630

         Shares offered by selling shareholders:
         Alpha Venture Capital, Inc.
     -   Common Stock                                100,000,000
     -   Common Stock underlying "A Warrants"         10,000,000
     -   Common Stock underlying "B Warrants"          8,333,333
                                                     -----------

                         Total                       497,994,963
                                                     ===========

         The number of shares outstanding as of March 28, 2001 excludes shares that may be issued upon the exercise and/or conversion of other options and convertible preferred stock. See the table below for further information.

         The issuance of additional shares and the eligibility of issued shares for resale will dilute the Company's common stock and may lower the price of the Registrant's common stock. Investors in this offering will suffer immediate dilution since the market price paid for the securities offered will likely be more then the net tangible book value of the Company's common stock. Net tangible book value is calculated by taking the Registrant total assets, less intangible assets and liabilities, and dividing it by the number of outstanding shares of common stock.

         The actual dilution to investors in this offering will depend on the price paid for the shares and the actual prices at which the Company sells shares to Alpha Venture Capital, Inc. under the equity financing agreement.

OTHER SHARES WHICH MAY BE ISSUED:
                                                                         Note
                                                   Number of Shares   Reference
     Shares currently issuable upon exercise
       Of convertible preferred stock                 32,392,700          (1)

     Shares issuable in the future upon exercise
       Of convertible preferred stock                108,333,400          (2)


(1) Preferred shares are currently convertible at the option of the holder at conversion prices ranging from $.12 to $.40.

(2) Preferred shares are convertible over four (4) remaining semi-annual conversion periods at the market price at such conversion dates. The number of common shares assumes that the $.12 market price on March 31, 2000 is maintained throughout the conversion period.

                             MARKET FOR COMMON STOCK


         The Common Stock commenced trading on the OTC Bulletin Board on June 16, 1998 under the symbol "STRU". The following table sets forth, for the fiscal periods indicated, the high and low bid prices of a share of Common Stock as reported by the OTC Bulletin Board for periods on and subsequent to June 16, 1998. Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.


                                     High              Low
                                     ----              ---
Fiscal Year 1998
         3rd quarter                  6.37              .09
         4th quarter                   .06              .01

Fiscal Year 1999
         1st quarter                   .03              .01
         2nd quarter                   .60              .01
         3rd quarter                   .28              .09
         4th quarter                   .52              .07

Fiscal Year 2000

         1st quarter                  1.66              .27
         2nd quarter                  1.09              .44
         3rd quarter                   .56              .33
         4th quarter                   .60              .18

Fiscal Year 2001

         1st quarter                   .35              .09



DIVIDEND POLICY

There are no restrictions that currently materially limit our ability to pay dividends or that we believe are likely to limit materially the future payments of dividends. We not paid any dividends to date. For the foreseeable future it is anticipated that any earnings, which may be generated from operations, will be used to finance growth. Therefore, it is not expected that cash dividends will be paid to stockholders any time in the foreseeable future.

As of March 28, 2001, there were approximately 1,573 holders of record of the Common Stock.


                                 USE OF PROCEEDS

         The Company will not receive any of the proceeds from the sale of common shares by the selling stockholder. We will receive the sale price of any common stock we sell to the selling stockholder upon exercise of warrants to the extent the purchase price is paid in cash. We expect to use any such sales for general working capital purposes.

                            SELECTED FINANCIAL DATA:


         Some of the statements contained in this Registration Statement deal with projections of revenues, net income (loss) and earnings (loss). These projections may prove to be inaccurate as they are statements of plans, objectives and expectations that are not statements of historical facts. You may identify such statements by the following words: "projected", "could generate revenues", "projected gross revenues", "projected to generate revenues" and similar expressions. Although we believe that expectations reflected in these forward-looking statements are reasonable, we cannot guarantee future results, levels of activities, performance or achievements. You are cautioned not to place undue certainty on these or any other forward-looking statements.

         The following are selected supplementary data and analysis of the results of operations for the three years ended December 31, 2000:



Operating Revenues:
                        For the Years Ended December 31,
-------------------------- --------------- --------------   ---------------
                                 2000           1999 (1)       1998 (2)
-------------------------- --------------- --------------   ---------------
Semen                       $    241,355     $   31,074       $      ---
-------------------------- --------------- --------------   ---------------
Gilts                            844,791        201,736              ---
-------------------------- --------------- --------------   ---------------
Boars and Barrows                346,663         59,758              ---
-------------------------- --------------- --------------   ---------------
Market Swine                   1,437,963         19,895              ---
-------------------------- --------------- --------------   ---------------
Artificial Insemination
  Supplies                       540,776         14,896              ---
-------------------------- --------------- --------------   ---------------
Genetic and Related              196,305          5,692              ---
  Services
-------------------------- --------------- --------------   ---------------

-------------------------- --------------- --------------   ---------------
Total Operating Revenues    $  3,491,193     $  333,051       $      ---
-------------------------- --------------- --------------   ---------------

-------------------------- --------------- --------------   ---------------
Net Loss                    $ (3,209,844)    $ (617,061)      $ (524,129)
-------------------------- --------------- --------------   ---------------

-------------------------- --------------- --------------   ---------------
Net Loss per Share
  - Basic and Diluted      $     (0.01)      $    (0.00)       $  (0.00)
-------------------------- --------------- --------------   ---------------
Weighted Average Common
  Shares Outstanding         370,233,232    342,207,620      316,354,380
-------------------------- --------------- --------------   ---------------

Balance Sheet Data:
                               As of December 31,
-------------------------- --------------- --------------   ---------------
                                2000           1999              1998
-------------------------- --------------- --------------   ---------------
Cash and Cash
 Equivalents                 $ 1,446,436     $  201,160       $       ---
-------------------------- --------------- --------------   ---------------
Working Capital (3)            2,504,688       (345,632)            2,278
-------------------------- --------------- --------------   ---------------
Total Assets                  10,539,442      5,329,291             2,278
-------------------------- --------------- --------------   ---------------
Long Term Debt  (3)              120,363            ---               ---
-------------------------- --------------- --------------   ---------------
Stockholders Equity            9,031,530        572,474           (85,365)
-------------------------- --------------- --------------   ---------------


 (1) Reflects operating results of the farm operations for the two months from the date of the Legred acquisition through December 31, 1999.
 (2) There was no financial activity in 1997 or 1996.
 (3) Exclusive of obligations payable in common stock.

    MANAGEMENT DISCUSSIONS AND ANALYSIS OF OPERATIONS AND FINANCIAL CONDITION

OVERVIEW

         The Company completed its first full year of operations and ended the year 2000 with a net loss $3,209,844 on total operating revenues of $3,491,193 as compared with a net loss of $617,061 on total operating revenues of $333,051 for 1999. The Company first began operations with the Legred acquisition in November 1999.

         The Company's current stud boar units located in Bricelyn and Wells, Minnesota, house 206 Great Grand Parent boars that produce semen for sale. The new state-of-the-art stud boar facility also located in Bricelyn that will house 400 additional boars was completed during September 2000. Each boar produces 1,200 doses of semen per year with a retail price per dose of $7.00. At capacity, the facility can produce 480,000 doses of semen per year. Semen sales for the year 2000 were $241,355 as compared with $31,074 for the two months from the date of acquisition of Legred through December 31, 1999.

         Gilt sales (prepubescent breeding sows) are supplied through the Company's gilt multiplier system. The Company generates an average of 450 gilt sales per month with an average sales price of $195 per gilt. The Company currently has contracts with eleven gilt multiplier farms for the production of our superior genetic lines of gilts and barrows. Gilt sales for the year 2000 were $844,791 as compared with $201,736 for the two months from the date of acquisition of Legred through December 31, 1999. Gilt sales decreased from $480,585 for the first six months of 2000 to $364,206 for the second six months of 2000 because the Company was building its own breeding herds and also reflects the seasonality of live animal sales..

         Boar and barrow (prepubescent boars) sales are also made through the multiplier system or from the core genetic herd. Boar and barrow sales for the year 2000 were $346,663 as compared with $59,758 for the two months from the date of acquisition of Legred through December 31, 1999.

         The Company currently has the following two agreements for the production of Tender Prime(TM) line of meat products: Andy Bakken Farms d/b/a A-B Duroc and Bowden & Pech formally Fairmont Finishers. Both customers purchase gilts and semen from the LSG Duroc line of animals. The LSG line of Duroc was chosen as the animal to be processed for the Tender Prime(TM) line of high end, value added meat products.

         The Company currently has alliances with five swine producers for the rearing of our superior genetic line of hogs for market under Company's specific developed programs in order to fulfill the needs of identified meat packers. The Company collects a percentage of the premiums paid by meat packers for hogs from our genetic line from both the Company's own herds and alliance herds. Current premiums paid by meat packers for our top quality hogs range from $9.00 to $22.00 per hog. Percentages paid to alliance hog producers vary on a per contract basis, but generally range between $4.00 and $5.00 per hog. The Company has identified several meat packers with needs for certain types of animals under the Company's developed protocols and programs. The Company continues to seek additional alliance herds to fulfill those identified needs and expects to significantly expand its herd size in 2001. Market sales of hogs for the year 2000 were $1,437,963 as compared with $19,895 for the two months from the date of acquisition of Legred through December 31, 1999. Included in sales for 2000 were sales of market hogs to a meat processor of $723,833 during the first six months of the year. The balance of the increase in sales of market hogs during the year was attributable to sales of isoweaners (baby pigs recently weaned from their mothers) and Tender Prime meat products. Sales of market hogs decreased significantly in the second half of the year because the Company instituted a change in its meat distribution channel from wholesale sales to meat packers to upstream direct retail sales to customers. Initial shipments of the Company's Tender Prime meat products to retail customers began late in the fourth quarter.

         Sales of artificial insemination supplies were $424,116 for the year 2000 as compared with $14,896 for the two months from the date of acquisition of Legred through December 31, 1999. The increase in sales of artificial insemination supplies was primarily attributable to the acquisitions of Elite Visions and Muller A.I. during the year.

         Sales of genetic and related services were $196,305 for the year 2000 as compared with $5,692 for the two months from the date of acquisition of Legred through December 31, 1999. The increase in sales was primarily attributable to the acquisitions of Elite Visions and Muller A.I. during the year. The Company has perfected the surgical Embryo Transfer System and is currently improving the procedure to include the non-surgical implantation of embryos. The Company anticipates including this technology into its overall marketing plans during the first quarter of 2001.

         The Company acquired the rights to the Gourley Scope, an instrument used for non-surgical semen delivery in animal husbandry including swine, through the acquisition of Elite Visions during the year. The Gourley Scope was utilized in artificial insemination during the fourth quarter 2000 in Beta Herd test markets under the direct supervision of Dr. Carlson, the Company's consulting veterinarian. The current breeding herds under Dr. Carlson's supervision are between 35,000 and 45,000 animals. The Company anticipates significant increases in revenues from the lease of Gourley Scopes and sales of sheaths and semen during 2001.

RESULTS OF OPERATIONS


FOR THE THREE YEARS ENDED DECEMBER 31, 2000.

         The following table sets forth, for the years indicated, the percentages of total revenues represented by certain items reflected in the consolidated statements of operations.



Operating Revenues:                     For the Year Ended December 31,
------------------------------ ------------- ----------- -----------
                                    2000       1999 (1)   1998 (2)
------------------------------ ------------- ----------- -----------
Semen                                6.9%       9.3%       ---%
------------------------------ ------------- ----------- -----------
Gilts                               24.2%      60.6%       ---%
------------------------------ ------------- ----------- -----------
Boars and Barrows                    9.9%      17.9%       ---%
------------------------------ ------------- ----------- -----------
Market Swine                        41.2%       6.0%       ---%
------------------------------ ------------- ----------- -----------
Artificial Insemination
  Supplies                          12.2%       4.5%       ---%
------------------------------ ------------- ----------- -----------
Genetic and Related
  Services                           5.6%       1.7%       ---%
------------------------------ ------------- ----------- -----------

------------------------------ ------------- ----------- -----------
Total Operating Revenues           100.0%     100.0%       ---%
------------------------------ ------------- ----------- -----------

------------------------------ ------------- ----------- -----------
Cost of Sales                       83.5%      50.9%       ---%
------------------------------ ------------- ----------- -----------

------------------------------ ------------- ----------- -----------
Gross Profit                        16.5%      49.1%       ---%
------------------------------ ------------- ----------- -----------

------------------------------ ------------- ----------- -----------
Expenses:
------------------------------ ------------- ----------- -----------
Research and Development             7.5%       3.0%       ---%
------------------------------ ------------- ----------- -----------
Marketing and Advertising            5.1%       6.1%       ---%
------------------------------ ------------- ----------- -----------
General and Administrative          65.4%     159.1%       ---%
------------------------------ ------------- ----------- -----------
Amortization and Depreciation       34.0%      60.9%       ---%
------------------------------ ------------- ----------- -----------
Total Expenses                     112.0%     229.1%       ---%
------------------------------ ------------- ----------- -----------
Operating Loss                     (95.5%)   (180.0%)      ---%
------------------------------ ------------- ----------- -----------

------------------------------ ------------- ----------- -----------
Other Income (Loss)                  3.5%      (4.9%)      ---%
------------------------------ ------------- ----------- -----------

------------------------------ ------------- ----------- -----------
Loss Before Income Taxes           (92.0%)   (184.9%)      ---%
------------------------------ ------------- ----------- -----------

------------------------------ ------------- ----------- -----------
Income Taxes                       ---           .3        ---%
------------------------------ ------------- ----------- -----------

------------------------------ ------------- ----------- -----------
Net Loss                           (92.0%)   (185.2)       ---%
------------------------------ ------------- ----------- -----------


(1) Reflects operating results of the farm operations for the two months from the date of the Legred acquisition through December 31, 1999.
(2) There were no operating revenues in 1998 and there was no financial activity in 1997 or 1996.

YEAR ENDED DECEMBER 31, 2000 COMPARED WITH THE YEAR ENDED DECEMBER 31, 1999

REVENUES

         Revenues for the year ended December 31, 2000 were $3,491,193 as compared with $333,051 for the year ended December 31, 1999. Included therein are gross revenues of $42,079 and $315,694 for the years 1999 and 2000, respectively, from the sale of offspring and semen directly attributable to Norsvin acquired boars representing approximately 12.6% and 9.0% of total consolidated revenues. Of those sales the Company was obligated to pay a royalty to Norsvin of 4% or approximately $1,683 and $12,628 for the years 1999 and 2000, respectively. While the Company expects the sales under this arrangement to increase in dollar volume, the Company expects the percentage contribution to total consolidated revenues to continue to diminish in the future due to the development of its other product lines. The Company first began to generate revenues after the Legred acquisition in November 1999.


COST OF SALES

         The cost of sales for the year ended December 31, 2000 was $2,914,217 and represented 83.5% of total revenues as compared with $169,609 representing 50.9% of total revenues for the year ended December 31, 1999. The increase in cost of sales as a percentage of total revenues was caused by the changes in the mix of products and services sold during the year and the additional costs to operate the new state-of-the-art boar stud facility in the fourth quarter of 2000. There were no revenues generated from the new stud boar facility in the fourth quarter of 2000. The primary components of cost of sales are the costs to purchase and raise live animals, and the farm operations including feed, veterinary costs, wages, and artificial insemination supplies.


RESEARCH AND DEVELOPMENT COSTS

         The Company spent $260,850 in research and development activities for the year 2000, representing 7.5% of total revenues as compared with $10,000 representing 3.0% of total revenues for the year ended December 31, 1999. The increase was due primarily to the continued development of the embryo transfer technology and the addition of the Gourley Scope.


MARKETING AND ADVERTISING COSTS

         Marketing and advertising costs for the year ended December 31, 2000 were $177,165 and represented 5.1% of total revenues as compared $20,242 representing 6.1% of total revenues for the year ended December 31, 1999.

GENERAL AND ADMINISTRATIVE COSTS

         General and administrative costs increased by $1,754,583 (331%) from $529,838 for the year ended December 31, 1999 to $2,284,421 for the year ended December 31, 2000. The increase in general and administrative costs was attributable primarily to restructuring its business activities, acquisition completions, registration of the Company's trademarks and patents, other legal and accounting fess, employment related costs, registering its common stock with the Securities and Exchange Commission, raising capital and the Company's first annual shareholders meeting including the costs of printing and distributing the annual shareholders reports, and building its infrastructure to support anticipated growth during 2001. The primary components of general and administrative costs for the years ended December 31, 2000 and 1999 were as follows:

                                                  2000             1999

--------------------------------------------- --------------- ---------------
Moving Costs - Office                         $   33,097      $     ---
--------------------------------------------- --------------- ---------------
Professional and Consulting Fees                 595,863        178,743
--------------------------------------------- --------------- ---------------
Printing and Reproduction                        127,689         18,388
--------------------------------------------- --------------- ---------------
Officers Salaries and Bonuses                    424,308         80,000
--------------------------------------------- --------------- ---------------
Other Wages and Benefits                         200,190         65,713
--------------------------------------------- --------------- ---------------
Stock Issued as Compensation to
  Employees and Consultants                      313,010         10,000
--------------------------------------------- --------------- ---------------
Stock Issued - Charitable Contribution            42,000         40,000
--------------------------------------------- --------------- ---------------
Leases and Rentals                                94,624         25,550
--------------------------------------------- --------------- ---------------
Telephone                                         75,481         26,877
--------------------------------------------- --------------- ---------------
Travel Costs                                      99,293         20,482
--------------------------------------------- --------------- ---------------
Meetings and Conventions                          98,563            ---
--------------------------------------------- --------------- ---------------
Bad Debts                                         38,000            ---
--------------------------------------------- --------------- ---------------
Other Administrative and Office Costs            142,303         64,085
--------------------------------------------- --------------- ---------------

--------------------------------------------- --------------- ---------------
Total General and Administrative Costs        $2,284,421      $ 529,838
--------------------------------------------- --------------- ---------------



AMORTIZATION AND DEPRECIATION

         Amortization and depreciation was $1,186,634 for the year ended December 31, 2000 as compared with $202,946 for the year ended December 31, 1999. The increase in amortization and depreciation was attributable to the acquisitions of Elite Visions, Inc. and Muller A. I., Inc. during the year 2000 and a full year of amortization and depreciation of the Legred acquisition.


OTHER INCOME (LOSS)

         Other income for the year ended December 31, 2000 was $122,497 as compared with a loss of $16,344 for the year ended December 31, 1999. The increase reflects interest income earned on invested cash received on the sales of common and preferred stock. The loss for 1999 includes a loss on a deposit to purchase a 20% equity interest in an unrelated party called Struthers Pedigree Herd Corporation. The parties could not reach an agreement on the final terms and the Company rescinded the transaction. $80,000 of the initial $105,000 deposit was returned in June 2000.


PROVISION FOR TAXES

         The provision for taxes represents minimum state franchise taxes. The Company has not had any taxable income since its inception and therefore has not incurred any income taxes. The Company has not recognized any deferred tax benefits in connection with net operating loss carry-forwards and will not until such time as it is more likely than not that the related tax benefits will be realized.

YEAR ENDED DECEMBER 31, 1999 COMPARED WITH THE YEAR ENDED DECEMBER 31, 1998

REVENUES


         The Company generated revenues for the first time during the year 1999 as a result of the Legred acquisition. Total revenues for the year ended December 31, 1999 were $333,051. The Company had no revenues in 1998.


COST OF SALES - FARM OPERATIONS

         The cost of sales - farm operations for the year ended December 31, 1999 was $169,609 and represented 50.9% of total revenues. The Company had no cost of sales in 1998. Cost of sales consists of the cost of farm animals sold, freight, feed, supplies, veterinary fees and labor costs.


RESEARCH AND DEVELOPMENT COSTS


         The Company incurred $10,000 in research and development costs in 1999 as compared with $180,074 in 1998. The 1999 research and development costs were comprised primarily of lab expenses incurred since the Legred acquisition in November 1999. The research and development costs in 1998 represented purchased in-process Research and Development in connection with the acquisition of the embryo transfer technology from Struthers International Research Corporation(SIRC).



MARKETING AND ADVERTISING COSTS

         Marketing and advertising costs for the year ended December 31, 1999 were $20,242 and represented 6.1% of total revenues. The Company had no marketing and advertising costs in 1998.





GENERAL AND ADMINISTRATIVE COSTS


         General and administrative costs increased by $185,783 (54.0%) from $344,055 in 1998 to $529,838 in 1999. The increase in general and administrative costs was attributable to restructuring its business activities, and seeking a merger candidate. The majority of the increase represents officers' wages of the parent corporation in the amount of $80,000 and outside consulting, legal and accounting costs in the amount of $93,683.


AMORTIZATION AND DEPRECIATION

           Amortization and depreciation was $202,946 for the year ended December 31, 1999 and was attributed primarily to the inclusion of the Legred Struthers Genetics, Inc. Subsidiary. The Company had no depreciation and amortization expense in 1998.


OTHER INCOME (LOSS)

         Other income (loss) for 1999 of ($16,344) represented the net investment loss for the year and included a $25,000 loss on a deposit to purchase a 20% equity interest in an unrelated party called Struthers Pedigree Herd Corporation. The parties could not reach an agreement on the final terms and the Company rescinded the transaction. $80,000 of the initial $105,000 deposit was returned in June 2000. The Company had no investment activity in 1998.

PROVISION FOR TAXES


         The provision for taxes represents minimum state franchise taxes. The Company has not had any taxable income since its inception and therefore has not incurred any income taxes. The Company has not recognized any deferred tax benefits in connection with net operating loss carry-forwards and will not until such time as it is more likely than not that the related tax benefits will be realized.






LIQUIDITY AND CAPITAL RESOURCES



         The Company has financed its operations and met its capital requirements including the acquisition of Legred, Elite Visions and Muller A. I. through the sales of equity securities. The net amount of cash flows from operations was a negative $2,299,636 for the year ended December 31, 2000 as compared with a negative $390,466 for the first year of operations in 1999.

         The net amount of cash used in investing activities was $1,976,719 for the year ended December 31, 2000 as compared with $243,052 for the year ended December 31, 1999. The Company used $1,906,719 of cash to purchase property and equipment (including cash used in the acquisitions of Elite Visions, Inc. and Muller A. I.) and in construction of the new boar stud facility, $150,000 was advanced to an officer of the Company in the form of a loan, and $80,000 was received on the return of a deposit on an investment in the Struthers Pedigree Herd Corp.

         The net amount of cash provided by financing activities was $5,521,631 for the year ended December 31, 2000 as compared with $832,400 for the year ended December 31, 1999. The Company received net proceeds on preferred stock offerings of $6,520,000 and paid $900,000 on the note payable to Brent Legred and $98,369 on other notes payable assumed in the acquisition of Elite Visions during the year ended December 31, 2000.

         At December 31, 2000, the Company had working capital of $2,504,688 exclusive of $1,000,000 of short-term stock obligations payable in common stock in connection with the Legred acquisition. The Company's primary source of liquidity at December 31, 2000 was $1,446,436 in cash and cash equivalents, $529,855 in accounts receivable, and $575,687 in inventories.

           The Company may in the future pursue additional acquisitions of businesses, products and technologies, or enter into joint venture arrangements, that could complement or expand the Company's business. Any material acquisition or joint venture could result in a decrease to the Company's working capital, depending on the amount, timing and nature of the consideration to be paid. The Company has not completed any negotiations for any significant acquisitions, joint ventures or mergers at the present time that has not been disclosed.

           In order to provide a possible source of funding for the Company's current activities and for the continued development of its current and planned products, and markets for its products, on March 23, 2001, we entered into a Common Stock Purchase Agreement and Registration Rights Agreement, commonly referred to as an equity financing agreement, with Alpha Venture Capital, Inc. (as further discussed in Footnote O to the financial statements and elsewhere in this prospectus).

           The Company does not have any material commitments for capital expenditures during the next 12 months other than those disclosed herein. The Company intends to use its existing cash and cash equivalent balances as of December 31, 2000 to fund its operations and research and development activities. In addition the Company may avail itself of the proceeds from the sale of its common stock under the equity financing agreement with Alpha
Venture Capital, Inc. for up to $10,000,000. Management believes that this will satisfy the Company's operating working capital needs and capital expenditure requirements for at least the next 12 months. The Company may consider various alternatives for obtaining additional equity or debt financing should the need occur. Any material acquisitions of complementary businesses, products, services or technologies could require the Company to obtain such financing. There can be no guarantee that such financing will be available on acceptable terms, if at all.


EFFECTS OF INFLATION

         Inflation has not had a material effect on the Company's revenues and expenses since its inception and inflation is not expected to have a material effect in the future.

                                    BUSINESS

Description of Business

         In August 1997, Ronald Struthers licensed his porcine embryo transfer technology to a company of which he was a controlling stockholder, Struthers International Research Corporation (SIRC). By June 1998 SIRC was dormant, with no operating capital, its only asset being the porcine embryo transfer technology. Thus, on June 12, 1998 Ronald Struthers and SIRC in contemplation of transferring the technology to Orbis Development, Inc. ("Orbis") agreed to terminate the license. On June 18, 1998, in simultaneous and related transactions, with the anticipation that having stock in a new enterprise would offer the stockholders of SIRC the opportunity to realize some value from their investments, Ronald Struthers, in consideration of a controlling stock position (51%), assigned the porcine embryo transfer technology to Orbis Development Inc. (a public company incorporated in Nevada in 1995 under the name Latitude Network Inc.) amended its Certificate of Incorporation to change its name to Struthers, Inc. and agreed to distribute ten shares of our common stock to each of the shareholders of SIRC of record as of September 1, 1998 for each share of SIRC held by them.

         Failing in his attempts to fund our operations on November 1, 1998, he appointed a new board of directors, turned over voting control and resigned as an officer and director. As a SIRC shareholder of record on September 1, 1998 he received 24,246,250 shares of our common stock as part of the 10 for 1 share distribution made to all SIRC shareholders. He received no other consideration for his 51% equity position in us. New management opened an office in Charleston, South Carolina and proceeded with the business of building Struthers as it exists today.

         Effective August 25, 1998 our outstanding shares were reverse split 1000 for 1 and effective September 1,1998 forward split its shares on a 10 for 1 basis. On September 2, 1999 our Certificate of Incorporation was further amended to authorize it to issue 900,000,000 shares of common stock par value $.001. In February 2000 we amended our Articles of Incorporation to increase the number of shares we are authorized to issue to 906,520,000 shares of which 900 million shares are common stock and 6,520,000 are preferred stock.

         Our business is the sale and marketing of products and services designed to increase reproductive efficiency, animal production and quality in the swine industry utilizing the technology and products it has developed. Principal sources of revenue are through the sale of gilts (young females that have not given birth to pigs), mature boars, barrows (castrated male hogs), semen, artificial insemination supplies, embryo transfer services, including embryo transfer equipment and training. Commencing in September 1998, we began developing a semen delivery system for use in artificial insemination which is now commercially available and a non-surgical porcine embryo transfer system which to date is not commercially available. Embryo transfer is the ability to remove an embryo from a genetically superior animal and introduce it into a surrogate host (mature recipient female). This has been done successfully, commercially in other large farm animals but has never been successfully commercialized in swine due to the intricate nature of the swine reproductive system.

         The advantages of embryo transfer are: (i) bloodlines are changed after only one generation, when compared to traditional means of introducing a new line of genetics through natural breeding or semen; (ii) no quarantine requirements compared with live animals; (iii) low incidence of disease transference, as embryos are "washed" in a proprietary solution to virtually remove any disease which may be present on the membrane of the embryos, when compared to natural or artificial insemination where disease may be transferred;
(iv) reduced transportation costs, when compared to live animal transfer because embryos are transferred in a special heated briefcase; (v) high fertilization rate, when compared to traditional artificial insemination techniques; and (vi) uses existing livestock - embryos are implanted in the farmers' existing sows, rather than risking the chance of disease transference through the introduction of new animals to the herd.

         The Registrant was the first company to successfully achieve commercial viability of surgical embryo transfer in swine when, in 1998, we successfully transferred and implanted embryos into sows in Czechoslovakia, a procedure which had previously only been employed in a laboratory setting. Since then, we further developed our embryo transfer system, designing our own mobile operating theatre - a specially designed self-contained trailer, towed behind a truck to the embryo transfer sites. This mobile operating theatre has been used on numerous occasions with our own herds to improve our surgical procedures and to prove the safety and cost effectiveness of the technology. To date, there have been no known instances of disease transference or deaths resulting from the surgical embryo transfer procedures. Further, based on the experience gained from these transfers, the cost of the procedure is very favorable when compared to the alternative of purchasing a herd of genetically superior gilts.

         We have continued our technologies of non-surgical embryo transfer and an advanced semen delivery system. In April 2000, we began experimenting with the Gourley Scope, a device originally designed for artificial insemination in sheep, modifying it for reproductive use with swine. The first trials involving non-surgical transfer of embryos utilizing the Gourley Scope were conducted on May 13, 2000. Subsequently, based upon the initial results, we acquired the rights to the device on June 1, 2000. Research has continued with the use of the Gourley Scope in non-surgical transfers and also in other applications such as artificial insemination using both fresh and frozen semen. To date, more than 1,000 procedures have been performed on swine using the Gourley Scope without adverse health consequences or a single death among the animals. With the recent birth of the first litter of swine resulting from non-surgically implanted embryos, announced on September 5, 2000, our prospects for successful commercialization of the embryo transfer process in the swine industry has been advanced considerably. While product development continues, we believe the new technology will be well received by the swine industry, due to the added benefits of potential cost reductions and convenience offered by this new non-surgical embryo and semen implantation device. It is currently estimated that the first commercial applications of the non-surgical swine embryo implantation technology may generate revenues in the first quarter of 2001. It is premature to estimate the probable revenues or costs of such applications, since the scope of such activities is yet to be defined.


         The Company believes that swine industry demands for accelerated genetic advancement and selection will be met by the safe and cost effective Struthers embryo transfer system and the use of the Company's superior genetic line (breeding stock, semen). The Company believes that embryo transfer and genetic implantation will become the principal commercial vehicle of genetic sales and exchange in the swine industry as seen in other animal husbandry industries (i.e., cattle) and will lead to new and innovative breeding strategies for the direct selection of lean high quality pork. The Company believes by utilizing the combined benefits of Struthers superior genetic line and embryo transfer technology profitability is increased while the risk of disease transmission is reduced.

         On November 2, 1999, we entered into an agreement with Legred Genetics, Inc., Legred Genetics and Brent Legred pursuant to which we purchased physical assets, including livestock, operating equipment and Legred's rights under an agreement with Norsvin International AS ("Norsvin"), an international developer and distributor of porcine genetic materials and technology.

         We were obligated under the purchase agreement with Brent Legred to build and subsequently did build and equip a boar stud unit and operating laboratory, the cost of which was approximately $1,200,000. In anticipation of the execution of the purchase agreement with Brent Legred, we formed a wholly owned subsidiary incorporated in the State of Nevada on October 21, 1999 and called Legred Struthers Genetics, Inc. All of the Legred assets were transferred into Legred Struthers Genetics, Inc.


         One of the assets acquired from Legred Genetics, Inc. was Legred's rights under an agreement with Norsvin International AS. Under this agreement Legred Struthers Genetics, Inc. has, among other things, the exclusive right to sell semen and animals produced from Norsvin swine genetics throughout the United States. Legred is obligated to pay a royalty equal to 4% of revenues derived from sale of progeny or semen produced from animals previously purchased from Norsvin. Royalties are payable to Norsvin on a semi-annual basis of which $1,683 and $12,628 was paid to Norsvin for the period from the date of the Legred acquisition through December 31, 1999 and for the year ended December 31, 2000, respectively. As of December 31, 2000 there are no material long-term or short-term purchase contracts or sales agreements pertaining to the sale or purchase of Norsvin genetics.

         Legred Struthers Genetics, Inc. is currently able to supply seven superior lines of swine genetics developed from genetic lines over the previous 20 years and the addition of Norsvin breeding stock. All genetic sales (semen, live animal sales, and embryos) occur through Legred Struthers Genetics, Inc. We have entered into written agreements with 11 independent Swineherd Farmers to provide breeding gilts and barrows to us for sale to our customers. As of December 31, 2000 the herds consist of approximately 28,500 swine. Under the agreements, we have a first right of refusal to purchase any and all animals produced which we then resell to our customers at a profit. The agreements with these farmers are known as "Gilt Multiplier" agreements. Only quality offspring (principally gilts) are selected and purchased from the Swineherd Farmer for sale to our customers, hence a "genetic premium" ranging from $20 to $52 is paid to the Swineherd Farmer. Because these contracts enable us to produce many more animals for sale to our customers than we could otherwise from our own herds alone, these agreements are termed "Multiplier Herd" agreements, since we have, in effect, "multiplied" our genetic capabilities. None of these swine are fed animal protein in their growth diet and great care is taken against the introduction of any harmful chemicals and unnecessary antibiotic products.

         On June 1, 2000, we have purchased the assets of Elite Visions
L.L.C. of Waukon, Iowa. The total purchase price that was based upon management studies was $2,154,445. The consideration paid was $22,000 in cash plus $1,888,860 in common stock (2,303,488 shares issued on August 4, 2000 and valued at $.82 per share at the date of the agreement) and the assumption of certain liabilities in the amount of $243,585. The purchased assets include the physical assets (i.e., land and building, furniture and fixtures, and office equipment and computers) and the assignment of all rights to a patented item called the "Gourley Scope(Tm)" (Trademark applied for), an instrument used for non-surgical semen delivery in animal husbandry including swine. The scope employs the imaging technology of a 1 mm camera, transmitter, and light source, which allows the technician to view the reproductive system and deliver the semen or embryo to the appropriate area of the reproductive tract for maximum conception. In anticipation of the execution of the said agreement, the Company formed a wholly owned subsidiary that was incorporated in the State of Nevada on May 26, 2000 and called Elite Visions, Inc. Elite constructed a meat distribution facility for the Registrant's Tender Prime(TM) line of meat products in Waukon, Iowa, which, was completed at a cost of approximately $50,000 in October 2000.


         On May 15, 2000, we purchased the assets of Muller A.I., L.L.C. of Sioux Falls, South Dakota, a company in the business of retail and wholesale of various goods and supplies utilized in the artificial insemination of farm animals. The total purchase price, which was based upon studies by management, was $252,857. The consideration paid was $131,290 in cash plus $100,000 of common stock (195,168 shares issued on August 4, 2000 and valued at $.51238 per share at the date of the agreement) and the assumption of $21,267 in liabilities. The assets included all furniture, fixtures and equipment as well as all supplies, materials and merchandise relating to and used in connection with such business, including its list of customers and other items of goodwill. We did not assume any of the liabilities of Muller A.I., L.L.C. except for a customer deposit in the amount of $21,267. We formed a wholly owned subsidiary that was incorporated in the State of Nevada on May 26, 2000 and called Muller A.I., Inc.

Competition


         At present, we must compete with both national and international swine genetic companies that are vastly larger in scope and resources. We must also price many of our products and services at rates that are competitive to these larger competitors, even though we believe our products may be superior in quality. We use our best efforts to differentiate ourself from the competition principally through education of our customers as to the quality of our product and through better service to our customers. In addition, we provide a warranty, as described below. To date, to our knowledge, no one company alone supplies all of the services that the Registrant can and does supply, i.e., semen, gilts, boars, artificial insemination supplies, the reproductive technology of the semen delivery and embryo transfer systems, animal husbandry and facility design consultation and training. We warrant our product line to the extent that our customers may return unused defective products. The breeding animals also carry a guaranty from us that guarantees a percentage of the animals will breed. If a percentage of the animals do not conceive (fertilized), they are replaced at market price with no genetic premium paid by the client up to 10% of the animals purchased. For these reasons, we believe we can compete successfully in the market place for genetic products and swine.


         There is no guarantee that embryo transfer technology will become the "standard" for the swine industry nor that we will ultimately become the "market leader" either in revenues or technology. We therefore strive to continue to improve both our products and our visibility in the industry against competitors. In addition, we have attempted to protect ourself through our patents and proprietary processes and techniques. It is similarly difficult to estimate the value to the industry or our customers upon the deployment of our technology or of the costs which may be incurred in further product development, manufacture and marketing activities, due to the fact our technology is unique and there is no previous product "track record" to compare to.



EFFECT OF GOVERNMENT REGULATIONS ON THE REGISTRANT'S BUSINESS


         Currently, we must follow regulations and guidelines set by numerous departments of the United States Department of Agriculture (USDA) for policies and procedures pertaining to the raising of animals and the processing and distribution of meat products. We also are subject to regulations set forth by the Animal and Plant Health Inspection Service (APHIS) and the USDA in areas of agricultural biotechnology permitting, notification, animal quarantine issues and in Deregulation Biotechnology Permits. We must also report to APHIS, which is responsible for enforcing regulations governing the import and export of plants and animals within and outside the United States. We must comply with all regulations as they may apply concerning product labeling, animal health issues, product contamination, and the importation and exportation of animals, semen and embryos. To date we have complied with all of the above regulations and guidelines and is not aware of any violations of the items listed above. We are also aware that they may be subject to fines if any violations occur. With respect to slaughter practices, we utilize only USDA inspected slaughter and packaging facilities to process and package their meat products.

         We must also comply with regulations set forth by the Environmental Protection Agency (EPA) with respect to the containment and spreading of animal waste material and also chemical emissions and groundwater contamination issues. The Registrant has obtained the necessary permits for the proper disposal or spreading of animal waste products. To date, we are unaware of any violations with respect to the above matters.

         We are a member of the International Embryo Transfer Society (IETS) (a self-regulating industry body). We must comply with protocols set forth by the IETS for the safe handling of animals, transportation of genetic material, surgical removal of embryos and the surgical and non-surgical implantation of embryos.



Distribution of Products, Services and Marketing by Subsidiaries


         Legred Struthers Genetics, Inc. (LSG)
                  Products


                              Semen - collected and processed at the boar stud facilities. Semen is sold on a yearly contract basis. The sales price of semen is dependent upon volume ordered.


                              Gilts (female prepubescent animal) - are sold from gilt multiplier farms (a producer hog farm contracted independently to raise our genetic lines of sows which produce offspring as breeding stock for sale by LSG). LSG at present has contracts with 11 independent Swineherd Farmers who raise gilts and barrows for purchase and resale to its customers. The contracts are written on a "first right of refusal" basis such that we are generally not obligated to purchase any specified numbers of animals. Due to this arrangement, we have the flexibility to service any reasonably anticipated demand without the capital outlay required to maintain the herd sizes, and, to ensure profit margins on the animals it sells to its customers. To date, the agreements are terminable and renegotiable on an annual basis.


                              Boars - Boars are sold on an individual basis from LSG breeding stock at prices ranging from $500.00 to $5,400.00 depending upon lineage and quality.



                  Customer Base


                              Gilt Multiplier Herds: The eleven gilt multiplier herds that have been contracted to produce and raise gilts for sale constitute a major source of supply of genetic material. The loss of two or more of these clients would result in a temporary reduction of breeding stock until additional agreements are entered into.

                              LSG is not dependent upon any one customer for sale of its swine, nor does any one customer account for ten percent or more of the Registrant's consolidated revenues and the loss of such customer would not have a material adverse effect on us and our subsidiaries taken as a whole.

                  Principal Markets


                              Gilts, boars and semen are primarily sold to hog producers for raising market hogs for slaughter; repopulating of herds lost to disease; completely changing genetic lines; or the population of new swine production facilities.



                  Marketing and Advertising


                              Brochures with genetic lines and price lists; reprints of articles from trade papers that feature LSG; and carcass data (detail analysis of meat quality provided by slaughter centers) are distributed via sales force at trade shows, industry events, and via mailings.


                  Professional Associations


                              We are a member of the National Pork
                              Producers Council (NPPC) and the International Embryo Transfer Society (IETS) and utilizes resources made available by these organizations (i.e., training, education, and research papers).


         Muller, A.I., Inc.

                  Products and Services


                              Wholesale and retail marketing of artificial insemination (AI) supplies, and equipment. Provides boar stud and breeding facility consulting services consisting of facility design, feeding and health maintenance, and AI training programs.


                  Principal Markets

                              Hog production facilities that use artificial insemination techniques.


                              Veterinarians, wholesale and retail outlets that use and sell animal husbandry products.




                  Marketing and Advertising

                              Direct visits and phone calls to present and potential customers.

                              Brochures and price lists distributed to potential customers and client base.

                              Attendance and displays at trade shows; print advertising in trade papers and magazines.

                  Customer Base

                              Muller A.I., Inc. is not dependent upon any one customer, nor does one customer constitute an amount equal to ten percent or more of the our consolidated revenues and the loss of such customer would not have a material adverse effect on us or our subsidiaries.



         Elite Visions, Inc.


                  Product Development

                           Gourley Scope(TM)

                              To date, the Gourley Scope(TM) is in the product development and testing phase, and thus, no pro forma projection of revenues has been made.
                              We are continuing on the development of the Semen Delivery System and the Embryo Transfer System, incorporating the Gourley Scope (TM) in order to make implantation of swine embryos non-surgical.


                           Tender Prime(TM)

                              In the fourth quarter of 1999, we began
                              to test market a line of high quality, value added pork products. We have completed the label design and trademark application of the Tender Prime(TM) name and logo. We began selling its Tender Prime(TM) pork products during the third quarter of 2000 and is currently shipping approximately 50,000 lbs per week.



           Trademarks


                              Currently pending with the U.S. Patent and Trademark Office are special intent to use applications for the following:


                              TENDER PRIME and TENDUR PRIME: These trademarks will be used in connection with genetically bred swine, namely pigs and hogs, and meat products derived therefrom; and

                              GOURLEY SCOPE: This Trademark will be used in connection with the non-surgical embryo and semen transfer device. Patent issued in the United States, Australia and New Zealand. (Exhibits)


                  An "actual use" application has been filed with the U.S. Patent and Trademark Office for Tender Prime(TM) logo. The Tender Prime(TM) logo design comprises a shield with the name "Struthers Certified" across the top, a picture of a pig in the middle and a banner across bottom of the shield.

         As we believe our embryo transfer system to be proprietary technology, we have not as of this date filed for trademark, word mark or U.S. Patent.


                            RESEARCH AND DEVELOPMENT

         We spent $260,850 and $10,000 on research and development activities representing 7.5% and 3.0% of total revenues for the years ended December 31, 2000 and 1999, respectively. Research and development activities were directed primarily to the continued development of the semen and embryo transfer technology and the addition of the Gourley Scope.


                                LEGAL PROCEEDINGS

         We are not a party to any material pending lawsuits, nor have any been threatened and to the best of its knowledge, none are contemplated. No such proceedings are known by us to be contemplated by any governmental authority.


                                    EMPLOYEES


         We and our subsidiaries employ a total of 31 people. Three full-time employees are located in our administrative offices in Waukon, Iowa. There is one full-time employee and two part-time employees in our Company's research facility in Spencer, Iowa. In our boar stud operations in Wells and Bricelyn, Minnesota, there are nine full-time employees and one part-time employee and one student employee. Elite Visions, Inc. has eight full-time employees and two part-time employees in Waukon, Iowa. Muller, A.I., Inc. has three full-time employees in Sioux Falls, South Dakota. None of the employees are unionized.


                                   PROPERTIES

Description of Properties

         We maintain our executive offices using, approximately 1200 sq. ft. of space in Waukon, Iowa in a building of approximately 6800 sq. ft. that we own.

         We have a field office containing approximately 1,500 sq. ft. located in Bricelyn, Minnesota in a building owned by Legred Struthers Genetics, Inc. The property was purchased on January 21, 2000 for $50,000 and is subject to a $40,000 first mortgage. We have an approximately 22,000 sq. ft. facility with housing for 400 boars, semen processing and embryo transfer operating rooms, and an administrative office. It is located on 40 acres of leased land at $1 per year for 99 years located in Bricelyn, Minnesota. Also in Bricelyn, Minnesota is a 175 boar stud unit facility containing approximately 5,000 sq. ft. under a month to month lease at a rental of $1,000 per month. In addition, our Great Grand Parent sow herds are located at 10 additional facilities rented under various arrangements, none of which extend over a one-year period.

         Our Muller AI subsidiary operates from a leased facility of approximately 5,000 sq. ft. located in Sioux Falls, South Dakota under a one-year lease at $1,000 a month.

         Our Elite Visions subsidiary has its executive offices, assembly warehouse and retail operations using approximately 5600 sq. ft. in our building in Waukon, Iowa. In addition, Elite owns two other properties which contain training, laboratories and farm operations subject to a first mortgage of $300,000 with monthly mortgage payments of $3,000.


         We have leased two gestation barns, one 1,800 sq. ft. and the other 2,400 sq. ft. in Spencer, Iowa consisting of approximately 4 acres that is used as a research facility under a month to month lease at a monthly rental of $500.

                                   MANAGEMENT

         The following table sets forth certain information regarding our executive officers, key employees, and directors as of March 31, 2001.


         NAME                AGE     POSITION HELD
         ----                ---     -------------

         Richard S. Lane      60     Chairman of the Board (2)
                                     And a Director (1)

         Mariano Raigo        48     President (2)

         Bertram K. Remley    56     Chief Financial Officer (3)

         Brent Legred         38     President of Operations
                                     of Legred Struthers Genetics, Inc.

         Dr. Dennis Gourley   46     Secretary/Treasurer (2) and a Director (1)
                                     and Director of Operations
                                     of Elite Visions, Inc.

         Dr. Allan Carlson    39      A Director (1)




(1) The appointments were effective as of January 1, 2001 in order to fill three vacancies on the Board of Directors.

(2) The appointments as officers were approved by the Board of Directors on March 19, 2001.

(3) Effective April 12, 2001, Bertram K. Remley ceased acting as Cheif financial Officer.


         The following information summarizes the business experience during at least the past five years of each officer:

         Richard S. Lane, was appointed as a Director effective January 1, 2001 and was appointed as Chairman of the Board effective March 19, 2001. From 1988 to the present, Mr. Lane has been acting as our general legal counsel. Mr. Lane is a member of the Bar of the State of New York and has been practicing for more than 30 years, concentrating in Corporate and Securities law.

         Mariano M. Raigo, President, effective March 19, 2001 to present, a native of Argentina, studied Engineering and Business Management at North Carolina State and Notre Dame. For the past 20 years he owned and operated several businesses in the Asheville area of North Carolina. During this period, Mr. Raigo was recognized as one of the top 3 retailers in the nation and received the Bellcow award for Innovative Marketing and Sales from the National Association of Retail Dealers and the Whirlpool Corp. Mr. Raigo handled accounts both domestically and internationally for companies such as Nestle and GE Spacenet. For the past 9 months, Mr. Raigo has worked with Struthers on a consulting basis, designing and building its information and accounting system, and is familiar with all operations. Mr. Raigo is fluent in several languages and holds offices in several civic organizations in Asheville, including the Minority Development Enterprise Board, Association for Latin American Development.

         Bertram K. Remley, former Chief Financial Officer, May, 2000 to April 13, 2001, responsible for financial operations, human resources and general administration. From 1980 to May, 2000 operated his own accounting firm representing businesses in a broad spectrum of enterprises, including, among other things, a vertically integrated meat processor (from feedlot to meat wholesaler), nationally recognized wholesale meat distributors and hotel and restaurant chains. From 1976 to 1979 was employed by Main Hurdman, a national accounting firm (subsequently merged into Peat Marwick), and from 1974 to 1976 was employed by the firm of Pannell Kerr Forster, a national accounting firm, for which two companies he conducted or supervised audits of both public and non-public entities. His educational background includes a BA Degree in Business Administration - Accounting from California State University at Fullerton and in 1979 received his CPA certificate from the State of California.

         Brent Legred, President of Operations, Legred Struthers Genetics, Inc., February 15, 2000 to present, responsible for sales and marketing of the seven superior genetic lines of swine, continual genetic development, and all day-to-day operations associated with Legred Struthers Genetics, Inc., January 1, 1995 to February 14, 2000, President/Founder of Legred Swine Genetics, and President/CEO of Legred Swine Genetics/Norsvin Inc. responsible for the sales and marketing of swine genetics including the Norsvin genetic line of superior swine and all day-to-day operations of both companies. Received a B.S. degree in Business and Finance from the University of Minnesota in 1984.

         Dr. Dennis Gourley, D.V.M., Director of Operations, Elite Visions, Inc., June 1, 2000 to present and was appointed as a Director effective January 1, 2001. Prior to joining us, Dr. Gourley was a primary independent consultant in the animal reproductive research activities of Struthers. From 1984 to 1991, Dr. Gourley founded Elite Genetics, LLC developing the first commercially viable sheep artificial insemination procedure in the U.S. and export. During 1991 to 1994 he was Chief Operating Officer for Elite Genetics, LLC. He also directed staff work involvement with the USDA-APHIS Veterinary Services, USDA-FAS, International Chamber of Agriculture, Iowa International Development Foundation, The Center for Agriculture and Rural Development, Midwest Agribusiness Trade Research and Information Center, National Suffolk Sheep Association, U.S. Livestock Genetics Export and American Sheep Industry Association. Dr. Gourley received his Doctor of Veterinary Medicine degree in 1979 from Iowa State University, Ames, Iowa and developed specialty areas in Large and Small Ruminant Reproduction and Physiology.

         Dr. Alan Carlson, DVM, has been acting as our independent veterinary consultant and was appointed as a Director effective January 1, 2001. Since 1993, Dr. Carlson has been a principal with the Swine Health Center of Farwell, MN, a veterinary practice devoted exclusively to disease prevention and treatments related to swine. During his years of practice ha has served as a guest speaker at numerous conventions and meetings. Dr. Carlson received his DVM from the University of Minnesota and is currently completing his maters studies on the occurrence of Salmonella on swine farms. Dr. Carlson serves on a number of high profile committees, including the AASU Food Safety Committee and the NPPC Salmonella and Toxoplasma Working Group and is an active member of a number of professional organizations including the AVMA, MVMA and AASV.





                             EXECUTIVE COMPENSATION



                                                                 RESTRICTED
NAME AND                      FISCAL           SALARY             STOCK
PRINCIPAL POSITION            YEAR           & Bonuses            AWARDS(8)
------------------            ----             ------             --------


Douglas W. Beatty             2000            $189,538
Past President and            1999              48,000
Former Director(1)(6)         1998                ---            7,123,000(4)

Rhett C. Seabrook             2000            $189,538
Past Secretary and            1999              48,000
Former Director(1)(6)         1998                 ---           7,123,000(4)

Bertram K. Remley (2)         2000            $ 35,000                 ---
Past Chief Financial          1999                 ---                 ---
Officer

Brent Legred                  2000            $ 75,000(3)              ---
President of Operations       1999              75,000(3)              ---
of Legred Struthers           1998              75,000(3)              ---
Genetics, Inc. (5)(7)

Dr. Dennis Gourley,           2000            $ 23,017
D.V.M.   (8)                  1999                 ---
                              1988                 ---

     (1) As of January 1, 2001 Mr. Beatty's and Mr. Seabrook's annual salary was $125,000.

     (2) As of May 2000 Mr. Remley's annual salary was $60,000. Mr. Remley's Employment Agreement was for a term of 36 months commencing May 1, 2000. Mr. Remley's contract was subsequently cancelled on April 13, 2001.

     (3) Mr. Legred did not receive any compensation during the fiscal year ended December 31, 1999. An annual salary of $75,000 was imputed and reflected in the statement of operations and a contribution to capital. As of February 15, 2000 his annual salary is $75,000 pursuant to a written contract.

     (4) These shares were granted by the board of directors as compensation for past services on December 1, 1998. A total of 7,623,000 shares of common stock were awarded to each of these officers with a fair value on the date of grant of $.01 per share and the Company recognized compensation expense of $76,230 for each of the officers in 1998. 4,123,000 shares were issued in 1998, 1,000,000 shares were issued in 1999 and the remaining 2,500,000 shares were issued in 2000.

     (5) Mr. Legred is entitled to receive additional shares in accordance with the terms of a November 2, 1999 agreement with Registrant (see ITEM
          1. BUSINESS) as follows: on May 2, 2001, shares valued at $1 million based on the then market value.

     (6) Douglas Beatty and Rhett Seabrook had identical employment agreements. Each for a term of 42 months commencing July 1, 2000 with an initial salary of $100,000, increasing every six month period thereafter by $25,000 with the last period being July 1, 2003 through December 31, 2003 at a salary rate of $250,000. Douglas Beatty and Rhett Seabrook each received a bonus of $95,000 during the year 2000. Mr. Beatty's and Mr. Seabrook's contracts were cancelled effective March 19, 2001.

     (7) Brent Legred's employment agreement is for a term of 36 months commencing February 15, 2000 at an annual salary of $75,000.

     (8)  As of August 1, 2000, Dr. Gourley's salary was $60,000.


         All of the officers and directors are reimbursed for out-of-pocket expenses incurred in connection with our business. As long as the expenses incurred in connection with our business are reasonable in amount and accounted for to the satisfaction of the Board of Directors, there is no set limitation on the amount of expenses that may be incurred.

         We had written employment contracts with Douglas W. Beatty, Rhett W. Seabrook, Bertram K. Remley. None of the other officers has a written employment contract with us. At the present time we have has no retirement, pension, profit sharing, stock option plan or other similar programs for the benefit of its employees. There are currently no outstanding options, warrants or rights granted to any director or officer of the Company except that Brent Legred is entitled to certain shares pursuant to a written agreement with us.



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


         On November 2, 1999, we entered into an agreement with Legred Genetics, Inc., Legred Genetics and Brent Legred pursuant to which we purchased physical assets, including livestock, operating equipment and Legred's rights under agreements with third parties (including one with Norsvin International AS, an international developer and distributor of porcine genetic materials and technology.

         There was no prior affiliation between Legred and us. Pursuant to the agreement we paid Legred the sum of $1 million and shares of our Common Stock, the final number of which shares will be determined based on the market value of our shares of common stock at the dates payable as follows: $250,000 due at closing; $750,000 due January 1, 2000; $1,000,000 due May 2, 2000; $1,000,000
due November 2, 2000 and $1,000,000 due May 2, 2001. We were obligated under this agreement to and did build a boar stud unit and operating laboratory, the cost of which was approximately $1,200,000. In anticipation of the execution of the agreement, we formed a wholly owned subsidiary which was incorporated in the State of Nevada on October 21, 1999 and called Legred Struthers Genetics, Inc. All of the Legred Assets were transferred into the subsidiary. Further and pursuant to the agreement Legred became President of Operations of Legred Struthers Genetics, Inc. at an annual salary of $75,000.

         We advanced $150,000 to Douglas W. Beatty, our President, in the form of a loan bearing interest at 6.5% with interest payable monthly and the principal due on September 13, 2005.

         With the exception of the foregoing, there are no transactions with management or other business relationships or transactions with promoters that are required to be reported. There is no other indebtedness owed by management to Struthers.



                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Nevada law enables a corporation to indemnify any director and officer who is made a party to any suit or proceeding, whether civil, criminal, administrative or investigative brought against such person by having acted in its capacity as such director or officer providing such director or officer had acted in good faith and in a manner reasonably believed to be in the best interest of the corporation and with respect to any criminal action, where such director or officer had no reasonable cause to believe its conduct was unlawful.

                   Our By-Laws include the following language:

"Each director and officer of this corporation shall be indemnified by the corporation against all costs and expenses actually and necessarily incurred by him or her in connection with the defense of any action, suit or proceeding in which he or she may be involved or to which he or she may be made a party by reason of his or her being or having been such director or officer, except in relation to matters as to which he or she shall be finally adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty."

                          DESCRIPTION OF CAPITAL STOCK

         We are authorized to issue 900,000,000 shares of common stock, par value $.001, of which 379,661,630 shares are issued and outstanding as of March 28, 2001. Each outstanding share is entitled to one vote in all matters. Subject to the preferential rights of the preferred stock (if any), holders of common stock have equal rights to dividends as and when they may be declared by the Board of Directors, out of any funds we have legally available for the payment of such dividends. Upon any liquidation, dissolution or winding up of the company, whether voluntary or involuntary, the remaining net assets of the company shall, after payment in full of the liquidation preference of any preferred stock, be distributed pro rata to the holders of the common stock and the preferred stock on an "as if converted" basis. The common stock does not have any preemptive rights and is fully paid and nonassessible when issued.

         We are authorized to issue 6,520,000 shares of preferred stock, par value $.001, of which 1,500,000 shares are designated as Class A Convertible Preferred Stock ("Class A Stock"), 5,000,000 shares of which are designated as Class B Convertible Preferred Stock ("Class B Stock"), 10,000 shares of which are designated as Class C Preferred Stock ("Class C Stock") and 10,000 shares of which are designated as Class D Preferred Stock ("Class D Stock"). All of the Preferred shares are issued and outstanding.

         Each share of the Class A Stock and Class B Stock carries a number of votes equal to the number of shares of common stock then issuable upon its conversion into common stock. The Class A Stock and Class B Stock will vote together with the common stock and not as separate class, except as set forth in the following five paragraphs.

         In no instance shall Class A and Class B shareholders be entitled to vote for our directors or on any sale, stock issuance or the like with a combined vote of more than 49%. In the event of a vote of shareholders with respect to any of the instances set forth in the following two paragraphs, the Class C Stock shall have a number of votes equivalent to 51% of all shares having voting rights and entitled to vote on such matters.

         The consent of the holders of a majority of each of the outstanding Class A Stock, Class B Stock and the holders of all of the outstanding Class C Stock and Class D Stock shall be required for (i) any amendment or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of the Class A Stock, Class B Stock, Class C Stock and Class D Stock; (ii) any action that authorizes, creates or issues shares of any class of stock having preferences superior to or on a parity with the Class A Stock, Class B Stock, Class C Stock and Class D Stock; (iii) any action that reclassifies any outstanding shares into shares having preferences or priority as to dividends or assets senior to or on a parity with a preference of the Class A Stock, Class B Stock, Class C Stock and Class D Stock; and (iv) any amendment of the Company's Articles of Incorporation that adversely affects the rights of the Class A Stock, Class B Stock, Class C Stock and Class D Stock.

         The consent of the holders of all of the outstanding Class C Stock and Class D Stock shall be required for (i) any merger or consolidation of the Company with one or more other corporations and or entities in which our shareholders immediately prior to such merger or consolidation hold majority of the voting power of the company and immediately after such merger or consolidation would hold stock representing less than a majority of the voting power of the outstanding stock of the surviving corporation; (ii) the sale of all or substantially all our assets; (iii) the liquidation or dissolution of the company; (iv) the declaration or payment of any dividend on the common stock (other than a dividend payable solely in shares of common stock); or (v) any action which the holders of the Class C Stock and Class D Stock believe to be contrary to our best interests.

         The shares of Class D Stock, as a unit, shall have the right, at the option of the holders thereof, their designees, assignees, heirs and/or legal representatives, to purchase on the first day of January and on the first day of July of each year shares of common stock aggregating in number 2 1/2% annually of the issued and outstanding stock of the Registrant. For this purpose, the number of issued and outstanding shares shall be fixed at a maximum of 100 million shares or the then outstanding stock, whichever is less, and a minimum of 50 million shares or the then outstanding shares, whichever is greater. The purchase price shall be equal to 10% of the average of the bid and ask price of our shares during the ten day trading period immediately preceding the first day of January and July of each year.

         In the event of any liquidation, dissolution or winding up, a merger or consolidation, in which our shareholders do not retain a majority of the voting power in the surviving corporation, or a sale of all or substantially all of our assets, the holders of the Class A Stock will be entitled to receive equal to the original purchase price per share for the Class A Stock plus an amount equal to all declared but unpaid dividends thereon. After the full liquidation preference on all outstanding shares of the Class A Stock has been paid, then thereafter the holders of the Class B Stock will be entitled to receive an amount equal to the original purchase price per share for the Class B Stock plus an amount equal to all declared but unpaid dividends thereon. After the full liquidation preference on all outstanding shares of the Class B Stock has been paid, any remaining funds and assets legally available for distribution to shareholders will be distributed pro rata among the holders of the preferred stock and the common stock on an "as-if-converted" basis. If we have insufficient assets to permit payment of the preference amount in full to any class of preferred stock shareholders, then our assets will distributed ratably to the holders of that class of preferred stock in proportion to the preference amount each such holder would otherwise be entitled to receive.

         Our common stock falls within the definition of a `penny stock' under Securities and Exchange Commission rule (Rule 3a51-1) that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors, generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $20,000 or $300,000 jointly with their spouse. For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell our securities and also may affect the ability of purchasers of our stock to sell their shares in the secondary market and may result in fewer broker-dealers willing to make a market.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information concerning the beneficial ownership of our common stock by each director, by all directors and officers as a group and by each person known to us to be the beneficial owner of more than 5% of the outstanding shares of our common stock as of March 28, 2001. Unless otherwise indicated, each of the following persons has sole voting and dispositive power with respect to the shares beneficially owned.


                             AMOUNT OF SHARES    PERCENTAGE      AMOUNT OF SHARES           PERCENTAGE
                              OF COMMON STOCK     OF COMMON    OF CLASS B PREFERRED STOCK    OF CLASS B
                             BENEFICIALLY OWNED    STOCK           BENEFICIALLY OWNED        PREFERRED
NAME AND ADDRESS OF
BENEFICIAL OWNER

Richard S. Lane
Chairman of the Board
and a Director
One Old Country Road Suite 120
Carle Place, NY 11514             11,145,000        2.88%



Mariano Raigo, President
605 Rossville Road
Waukon, IA 52172                       2,700        0.01%


Douglas W. Beatty
Past President and Former Director
1866-B Raoul Wallenberg Blvd
Charleston, SC 29407 (2)           6,763,000        1.75%



Rhett C. Seabrook
Past Secretary and Former Director
1866-B Raoul Wallenberg Blvd
Charleston, SC 29407 (2)           6,853,000        1.77%



Bertram K. Remley
Past Chief Financial Officer
1866-B Raoul Wallenberg Blvd
Charleston, SC 29407                 635,712        0.16%              136,500                 2.37%

Dr. Dennis Gourley
Secretary/Treasurer
and a Director
605 Rossville Rd.
Waukon, IA 52172                   1,245,101        0.32%

Dr. Alan Carlson
A Director
72 Farwell Dr. SW
Farwell, MN 56327
                                          -0-



Brent Legred
President of Operations of
Legred Struthers Genetics, Inc.
3500 490 Avenue                   11,624,304(1)     3.00%
Bricelyn, Minnesota 56014 (1)


All Directors and Officers as

a group (8 persons)               26,641,813        6.88%              136,500                 2.37%


(1) Mr. Legred is entitled to receive additional shares in accordance with the terms of a November 22, 1999 agreement with Registrant (see ITEM 1. BUSINESS) as follows: on May 2, 2001, shares valued at $1 million based on the then market value.

(2) Subsequent to March 28, 2001, Mr. Beatty returned 2,125,000 shares to the Company and Mr. Seabrook returned 2,350,000 to the Company.


                              PLAN OF DISTRIBUTION

         This prospectus, as appropriately amended or supplemented, may be used from time to time principally by persons who own shares of our common stock, or their transferees, pledges, donees, legatees, heirs, or legal representatives who wish to offer and sell such shares (such persons are herein referred to as the "selling stockholder" or "selling stockholders") in transactions in which they and any person acting on their behalf through whom such shares are sold may be deemed to be underwriters within the meaning of the Securities Act. We have granted registration rights to the selling stockholders. The registration statement of which this prospectus forms a part is intended to satisfy these registration rights. The Company will receive none of the proceeds from any such sales by selling stockholders. We will pay substantially all of the expenses incident to this offering of the shares by the selling stockholders to the public other than commissions and discounts of underwriters, brokers, dealers, or agents.

         There are no arrangements or understandings, formal or informal, pertaining to the distribution of the shares described in this prospectus. Upon being notified by a selling stockholder that any material arrangements have been entered into for the sale of shares, to the extent required, we will file, during the period in which offers or sales are being made, one or more supplements to this prospectus to set forth the names of selling stockholders and any other material information with respect to the plan of distribution not previously disclosed. In addition, any shares that qualify for sale pursuant to
Section 4 of, or Rules 144 or 144A under the Securities Act of 1933 may be sold under such provisions rather than pursuant to this prospectus.

Alpha Venture Capital is an "underwriter" within the meaning of the Securities Act in connection with the sale of the common stock offered hereby. Broker-dealers who act in connection with the sale of common stock may also be deemed to be underwriters. Profits on any resale of the common stock as a principal by such broker-dealers and any commissions received by such broker-dealers may be deemed to be underwriting discounts and commissions under the Securities Act. Any broker-dealer participating in such transactions as agent may receive commissions from Alpha (and, if they act as agent for the purchaser of our common stock, from such purchaser).

         Selling stockholders may sell the shares being offered by this prospectus from time to time in transactions (which may involve crosses and block transactions) on the OTC Bulletin Board at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, at fixed prices, or in transactions directly to one or more purchasers, including pledgees in privately negotiated transactions (including sales pursuant to pledges). Selling stockholders may sell some or all of the shares in transactions involving broker-dealers, who may act either as agent or as principal. Broker-dealers participating in such transactions as agent may receive commissions form selling stockholders (and if they act as agent for the purchaser of such shares, from such purchaser, such commissions computed in appropriate cases in accordance with the applicable rules of the NASD, which commissions may be at negotiated rates where permissible under such rules.

         Participating broker-dealers may agree with selling stockholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker-dealer is unable to do so acting as an agent for selling stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer's commitment to selling stockholders. In addition or alternatively, shares may be sold by selling stockholders and/or by or through other broker-dealers in special offerings or secondary distributions pursuant to and in compliance with the governing rules of the NASD, and in connection therewith commissions in excess of the customary commissions prescribed by the rules of the NASD may be paid to participating broker-dealers, or, in the case of certain secondary distributions, a discount or concession from the offering price may be allowed to participating broker-dealers in excess of the customary commission. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to or through other broker-dealers, including transactions of the nature described in the preceding two sentences) on the OTC Bulletin Board, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resale may pay to or receive commissions from the purchaser of such shares.

         Selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Regulation M, which provisions may limit the timing of purchase and sales of any of the shares by the selling shareholders. All of the foregoing may affect the marketability of the shares.

         If the shares are sold in an underwritten offering, the underwriting and selling group members (if any) may engage in passive market transactions in our common stock on the OTC Bulletin Board immediately prior to the commencement of the offering in accordance with Regulation M. Passive market making presently consists of displaying bids on the OTC Bulletin Board limited by the bid prices of market makers not connected with such offering and purchases limited by such prices and effected in response to order flow.


                                  LEGAL MATTERS

         The validity of the shares of common stock offered in this prospectus will be passed upon for the Company by Richards S. Lane, Esq., Carle Place, New York.


                                     EXPERTS

         The audited financial statements included in this prospectus and elsewhere in the registration statement to the extent and for the periods indicated in their reports have been audited by Rotenberg & Company, LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said reports.


                       WHERE YOU CAN FIND MORE INFORMATION


         We have filed a registration statement on Form S-1 with the Securities and Exchange Commission relating to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules for the registration statement. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete and in each instance we refer you to the copy of the contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy the materials we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the SEC's regional offices at 7 World Trade Center, 13th Floor, New York, New York 10048; and at Citicorp Center, 500 West Madison Street, Room 1400 Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Rooms. Our filings are also available to the public from the SEC's World Wide Web site on the Internet at http://www.sec.gov. This site contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS



              ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses shall be borne by the selling stockholders. All of the amounts shown are estimates, except for the SEC and NASD filing fees.

                  SEC Filing Fee                              $ 3,540
                  Blue Sky Fees and Expenses                    6,800
                  Legal Fees and Expenses                      10,000
                  Accounting Fees and Expenses                 15,000
                  Miscellaneous Expenses                        1,000
                                                              -------
                           Total                              $36,340
                                                              =======

               ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Nevada law enables a corporation to indemnify any director and officer who is made a party to any suit or proceeding, whether civil, criminal, administrative or investigative brought against such person by having acted in its capacity as such director or officer providing such director or officer had acted in good faith and in a manner reasonably believed to be in the best interest of the corporation and with respect to any criminal action, where such director or officer had no reasonable cause to believe its conduct was unlawful.

            The Company's By-Laws include the following language:

"Each director and officer of this corporation shall be indemnified by the corporation against all costs and expenses actually and necessarily incurred by him or her in connection with the defense of any action, suit or proceeding in which he or she may be involved or to which he or she may be made a party by reason of his or her being or having been such director or officer, except in relation to matters as to which he or she shall be finally adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty."


                ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

         Since our inception in June, 1998, we have made the following sales of unregistered securities, all of which sales were exempt from the registration requirements of the Securities Act of 1933, as amended (the "Act") pursuant to
Section 3(b) thereof or as otherwise indicated herein.

         On October 10, 1995, we have initially capitalized by the issuance of 25,000,000 shares (250,050 shares after giving retroactive effect to the August 25, 1998 reverse split and the September 1, 1998 forward split) to stockholders in exchange for organization expenses paid personally by the shareholders. We recorded the organization costs as an expense during 1995, with a corresponding increase to stockholders' equity for $25,000 (25,000,000 shares at $.001 par value).

         On August 25, 1998, the Board of Directors approved a 1 for 1,000 share reverse stock split in which the shareholders received 1 share for every 1,000 shares previously held. We recorded the transaction as a reduction of the par value of the common stock outstanding and a corresponding increase to additional paid-in capital. The effects of the reverse split have been given retroactive treatment in the financial statements.

         On August 31, 1998, we issued 13,500,000 shares (135,000,000 shares after giving retroactive effect to the September 1, 1998 forward split) to outside consultants as compensation for services rendered to us. The services rendered consisted of legal and investment advisory services. The shares were valued at $.01 per share equivalent to the fair value of the services rendered of $135,000 and were recorded by us as an expense with a corresponding increase to stockholders' equity.

         On September 1, 1998, the Board of Directors approved a 10 for 1 forward stock split in which the shareholders received 10 shares for every 1 share previously held. We recorded the transaction as an increase to the par value of the common stock outstanding and a corresponding decrease to additional paid-in capital. The effects of the forward split have been given retroactive treatment in the financial statements.

         On September 1, 1998, the Company issued 180,073,570 to the shareholders of Struthers International Research Inc., (SIRC), in connection with the acquisition of the embryo transfer technology. The shares were valued at $.001 per share equivalent to the fair value of the in-process research and development of $180,074 and were recorded by us as research and development expense with a corresponding increase to stockholders' equity.

         In November 1998, we offered for sale 22 million shares of common stock in 176,000 units at $5 per unit (each unit consisting of 125 shares for a total of 22 million shares at $.04 per share). We received oversubscriptions for 1,310,000 shares and the Board of Directors approved the oversubscription. In 1999, we sold and issued 23,310,000 shares of common stock for a total of $932,400. The proceeds of this offering (no sales commissions were paid) less sales expenses of the offering were applied to market development, commercialization of the embryo transfer technology and working capital. The shares were sold to a total of 147 investors, none of whom were affiliated with us.

           We believe that such issue and sale was exempt from registration pursuant to Section 3(b) of the Act and/or Rule 504 under Regulation D promulgated thereunder.

         On December 1, 1998, the Board of Directors awarded 20,369,000 shares of common stock to employees as compensation for services previously rendered during 1998 to us. On December 31, 1998, we issued 12,369,000 shares to employees with the balance of the 8,000,000 shares to be issued as follows:
3,000,000 shares by July 1, 1999 and 5,000,000 shares by July 1, 2000. This was done to ease the tax burden on the employees. The shares awarded were valued at the market value of $.01 per share on the date of grant and were recorded by us as compensation expense in the amount of $203,690 with a corresponding increase to stockholders' equity of $123,690 and compensation payable of $80,000 at December 31, 1998.

         On May 25, 1999, we issued 3,000,000 shares to employees in connection with the December 1, 1998 stock award. The shares were valued at the market value of $.01 per share at the date of grant and were recorded by us as a reduction of $30,000 to compensation payable with a corresponding increase to stockholders' equity.

         On May 25, 1999, we issued 100,000 shares to an outside consultant as compensation for services rendered to us during 1999. The services rendered consisted of website design and computer network consultation. The shares were valued at the market value of $.10 per share and were recorded by us as an expense in the amount of $10,000 with a corresponding increase to stockholders' equity.

         On May 25, 1999, we issued 400,000 shares to an unrelated entity as a charitable contribution. The shares were valued at the market value of $.10 per share and were recorded by us as an expense in the amount of $40,000 with a corresponding increase to stockholders' equity.

         On November 9, 1999, we issued 2,220,000 shares to Brent Legred in connection with the acquisition of Legred Genetics, Inc. and Brent Legred, a sole proprietorship for the farming operations. The shares were valued at the market value of $.1126 per share and were recorded by us as a reduction to the stock obligations payable with a corresponding increase to stockholders' equity in the amount of $250,000.

         On January 27, 2000, we issued 6,660,000 shares to Brent Legred in connection with the acquisition of Legred Genetics, Inc. and Brent Legred, a sole proprietorship for the farming operations. The shares were valued at the market value of $.1126 per share and were recorded by us as a reduction to the stock obligations payable with a corresponding increase to stockholders' equity in the amount of $750,000.

         In February 2000, we offered for sale and issued 1,500,000 shares of the Class A Convertible Preferred Stock at $1.00 per share. We received net proceeds from the sale of $1,500,000 which was used to repay a $900,000 short-term note payable to Brent Legred in connection with the Legred acquisition, $200,000 towards the construction of the new stud boar facility, and the balance of $400,000 for working capital.

         We believe that such issue and sale was exempt from registration pursuant to Section 3(b) and or 4(2) of the Act or under Regulation D promulgated thereunder.

         In March 2000, we offered and by April 30, 2000 sold 5,000,000 shares of Class B Convertible Preferred Stock ("Class B Stock") to 91 accredited investors and one non-accredited investor, none of whom were affiliated with us, at a price of $1 per share. The net proceeds of $5,000,000 form the offering were used primarily for the construction of additional breeding facilities and working capital.

         We believe that such issue and sale was exempt from registration pursuant to Section 3(b) and/or 4(2) of the Act or under Regulation D promulgated thereunder.

         Each share of convertible stock carries a number of votes equal to the number of shares of common stock then issuable upon its conversion into common stock. Each share is convertible at the option of the holder into fully paid and non-assessable shares of common stock as follows: on the first day of the sixth month following the issuance of the Convertible Stock and on the first day of each sixth month period thereafter, for a total of six conversion periods, one-sixth of the shares of the convertible stock may be converted by each shareholder thereof.

         The amount of common shares issuable on conversion shall be determined by the average market value between the bid and ask price of the Company's common shares during the ten day trading period immediately preceding the date of theconversion period, but not more than $.40 and the resultant shares at each conversion period shall be multiplied by three.

         In the event of any liquidation, dissolution or winding up, a merger or consolidation in which our shareholders do not retain a majority of the voting power in the surviving corporation, or a sale of all or substantially all our assets, the holders of the Class A Stock will be entitled to receive an amount equal to the original purchase price per share for the Class A Stock plus a preference amount equal to all declared but unpaid dividends thereon. After the full liquidation preference has been paid on all outstanding shares of the Class A Stock, the holders of the Class B Stock will be entitled to receive an amount computed in the same manner. After the full liquidation preference on all outstanding shares of the Class B Stock has been paid, any remaining funds and our assets legally available for distribution to shareholders will be distributed pro rata among the holders of the preferred stock and the common stock on an "as converted" basis.

         On May 17, 2000, we issued 1,587,302 shares to Brent Legred in connection with the acquisition of Legred Genetics, Inc. and Brent Legred, a sole proprietorship for the farming operations. The shares were valued at the market value of $.63 per share and were recorded by us as a reduction to the stock obligations payable with a corresponding increase to stockholders' equity in the amount of $1,000,000.

         On June 30, 2000, we issued 5,000,000 shares to employees in connection with the December 1, 1998 stock award. The shares were valued at the market value at the date of grant and were recorded by us as a reduction to compensation payable in the amount of $50,000 with a corresponding increase to stockholders equity.

         On August 30, 2000, we issued 100,000 shares to an unrelated entity as a charitable contribution. The shares were valued at the market value of $.42 per share and were recorded by us as an expense in the amount of $42,000 with a corresponding increase to stockholders' equity.

         On September 30, 2000, the Company issued 2,303,488 shares to shareholders of Elite Visions, LLC in connection with the acquisition of the assets of Elite Visions, LLC. The shares were valued at the market value at the date of the acquisition of $.82 per share and were recorded by the Company as an investment in affiliate in the amount of $1,888,890 with a corresponding increase to stockholders' equity.

         On September 30, 2000, we issued 195,168 shares to shareholders of Muller A.I., LLC in connection with the acquisition of the assets of Muller A.I., LLC. The shares were valued at the market value at the date of the acquisition of $.51 per share and were recorded by us as an investment in affiliate in the amount of $100,000 with a corresponding increase to stockholders' equity.

         On September 30, 2000, we issued 10,340 shares to an unrelated entity in connection with the acquisition of the assets known as the "Autopacker". The shares were valued at the market value at the date of the acquisition of $.48 per share and were recorded by us as an investment in Property and Equipment in the amount of $5,000 with a corresponding increase to stockholders' equity.

         On November 14, 2000, we issued 2,457,002 shares to Brent Legred in connection with the acquisition of Legred Genetics, Inc. and Brent Legred, a sole proprietorship for the farming operation. The shares were valued at the market value of $.41 per share and were recorded by us as a reduction to the stock obligations payable in the amount of $1,000,000 with a corresponding increase to stockholders' equity.

         On December 7, 2000, we issued 39,000 shares to employees as compensation for services rendered to the Company during 2000. The shares were valued at the market value of $.39 per share and were recorded by us as compensation expense in the amount of $15,210 with a corresponding increase in stockholders' equity.

         During the year 2000, we issued shares to outside consultants as compensation for services rendered to us during the year. The services rendered consisted of website design and computer network consultation, marketing consultation, and research and development consultation. The shares were valued at market value and were recorded by us as an expense with a corresponding increase to stockholders' equity as follows:

        May 25, 2000               50,000 shares       $1.20       $ 60,000
        Ausust 2, 2000            100,000 shares       $0.49         49,000
        August 30, 2000           200,000 shares       $0.42         84,000
        September 30, 2000         60,000 shares       $0.48         28,800
        November 2, 2000          100,000 shares       $0.33         33,000
        November 8, 2000          100,000 shares       $0.33         33,000
        December 31, 2000          50,000 shares       $0.20         10,000
                                  -------                          --------
        Total                     660,000 shares                   $297,800
                                  -------                          --------

        During the year 2000, holders of 341,246 shares of Class B Convertible Preferred Stock elected to convert their shares int0 2,642,336 shares of common stock. The conversion had no impact on total stockholders' equity.

         We believe that all of the above sales or other issuances of such securities were exempt from registration pursuant to Section 3(b) and/or 4(2) of the Act or under Regulation D and/or Regulation S and/or by rules 504, 701 and 904 promulgated by the Securities and Exchange Commission pursuant to the Securities Act.

                          INDEX TO FINANCIAL STATEMENTS


STRUTHERS, INC. AND SUBSIDIARIES
(A NEVADA CORPORATION)
CHARLESTON, SOUTH CAROLINA


TABLE OF CONTENTS
-------------------------------------------------------------------------------
Independent Auditors' Report                                            F-2

Consolidated Balance Sheets at December 31, 2000 and 1999               F-3

Consolidated Statements of Changes in Stockholders' Equity
 for the Three Years in the Period Ended
 December 31, 2000                                                      F-4

Consolidated Statements of Operations for the Three Years
 in the Period Ended December 31, 2000                                  F-5

Consolidated Statements of Cash Flows for the Three Years
 in the Period Ended  December 31, 2000                              F-6 to F-7

Notes to the Consolidated Financial Statements                       F-8 to F-24

Quarterly Summary (Unaudited)                                          F-25









                                       F-1

INDEPENDENT AUDITORS' REPORT


To the Board of Directors and
Shareholders of
Struthers, Inc. and Subsidiaries
Charleston, South Carolina


         We have audited the accompanying consolidated balance sheets of Struthers, Inc. and Subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of changes in stockholders' equity, operations and cash flows for each of the three years in the period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Struthers, Inc. and Subsidiaries as of December 31, 2000 and 1999 and the results of their operations and their cash flows for each of the years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.


/s/ ROTENBERG & COMPANY, LLP
----------------------------
Rotenberg & Company, LLP
Rochester, New York
February 23, 2001
(Except Note O - Dated March 28,2001)






                                       F-2


STRUTHERS INC. AND SUBSIDIARY
(A NEVADA CORPORATION)
CHARLESTON, SOUTH CAROLINA

CONSOLIDATED BALANCE SHEETS

DECEMBER 31,                                               2000        1999
-------------------------------------------------------------------------------

ASSETS

CURRENT ASSETS
Cash and Cash Equivalents                             $  1,446,436  $   201,160
Accounts Receivable                                        529,855      112,649
Note Receivable - Officer                                  150,000          ---
Inventory                                                  575,687      260,000
PREPAID EXPENSES AND DEPOSITS                              190,259       87,376
-------------------------------------------------------------------------------
TOTAL CURRENT ASSETS                                     2,892,237      661,185

PROPERTY AND EQUIPMENT -
  Net of Accumulated Depreciation                        3,762,427    2,408,906

INTANGIBLE ASSETS -
  NET OF ACCUMULATED AMORTIZATION                        3,884,778    2,259,200
-------------------------------------------------------------------------------

TOTAL ASSETS                                          $ 10,539,442  $ 5,329,291
-------------------------------------------------------------------------------


LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts Payable and Other Current Liabilities        $    362,696  $    56,817
Compensation Payable - Stock Grants                            ---       50,000
Note Payable- Legred Acquisition                               ---      900,000
Notes and Mortgages Payable - Due Within One Year           24,853          ---
STOCK PAYABLE - LEGRED ACQUISITION                       1,000,000    2,750,000
-------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                                1,387,549    3,756,817

Notes and Mortgages Payable - Due After One Year           120,363          ---
STOCK PAYABLE - LEGRED ACQUISITION                             ---    1,000,000
-------------------------------------------------------------------------------
TOTAL LIABILITIES                                        1,507,912    4,756,817
-------------------------------------------------------------------------------

STOCKHOLDERS' EQUITY
Common Stock - $.001 Par; 900,000,000 Shares
     Authorized; 378,377,256 and 356,722,620
     Shares Issued and Outstanding at
     December 31, 2000 and 1999, Respectively              378,377                       356,723
Convertible Preferred Stock - $.001 Par;
     6,500,000 Shares Authorized; 6,158,754 and
     0 Shares Issued and Outstanding at
     December 31, 2000 and 1999, Respectively                6,159          ---
Preferred Stock - $.001 Par; 20,000 Authorized;
     20,000 and 0 Shares Issued and Outstanding
     at December 31, 2000 and 1999, Respectively                20          ---
Additional Paid-in Capital                              13,023,008    1,381,941
DEFICIT                                                 (4,376,034)  (1,166,190)
-------------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY                               9,031,530      572,474
-------------------------------------------------------------------------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY            $ 10,539,442  $ 5,329,291
-------------------------------------------------------------------------------


    The accompanying notes are an integral part of this financial statement.


                                       F-3


STRUTHERS INC. AND SUBSIDIARY
(A NEVADA CORPORATION)
CHARLESTON, SOUTH CAROLINA



CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
------------------------------------------------------------------------------------------------------------------------------------

                                                                                        Additional                    Total
                                                 Common Stock        Preferred Stock     Paid-In                   Stockholders'
                                            Shares(1)   Par Value   Shares  Par Value    Capital        Deficit       Equity

------------------------------------------------------------------------------------------------------------------------------------

BALANCE - DECEMBER 31, 1997                 250,050   $      250        --      $--     $  24,750     $  (25,000)   $        --

Shares Issued to Consultants
   for Services Rendered
   at Par $.001                         135,000,000      135,000        --       --            --             --        135,000

Shares Issued in Connection
  with Acquisition of Embryo
  Transfer Technology at
  par $.001                             180,073,570      180,074        --       --            --             --        180,074

Shares Issued to Employees
  for Compensation for Services
  at $.01                                12,369,000       12,369        --       --       111,321             --        123,690

Net Loss - 1998                                 --            --        --       --            --       (524,129)      (524,129)
------------------------------------------------------------------------------------------------------------------------------------

BALANCE - DECEMBER 31, 1998             327,692,620   $  327,693        --      $--     $ 136,071     $ (549,129)   $   (85,365)

Issuance of Common Stock
   for Cash at $.04 per Share            23,310,000       23,310        --       --       909,090             --        932,400

Issuance of Common Stock in
   Connection with Legred
   Acquisition At $.1126
   per Share                              2,220,000        2,220        --       --       247,780             --        250,000

Capital Contributed in Form
   of Services                               --            --           --       --        12,500             --         12,500

Shares Issued to Employees
   - Previously Granted Shares
   at Par $.001                           3,000,000        3,000        --       --        27,000             --         30,000

Shares Issued to Consultants
     for Services Rendered                  100,000          100        --       --         9,900             --         10,000

Shares Issued - Charitable
   Contribution                             400,000          400        --       --        39,600             --         40,000

Net Loss - 1999                              --            --           --       --            --       (617,061)      (617,061)
------------------------------------------------------------------------------------------------------------------------------------

BALANCE - DECEMBER 31, 1999             356,722,620    $ 356,723        --      $--    $1,381,941    $(1,166,190)   $   572,474

Issuance of Common Stock in
  Connection with Legred
  Acquisition:
      At $.1126 per Share                 6,660,000        6,660        --       --       743,340             --        750,000
      At $.6300 per Share                 1,587,302        1,587        --       --       998,413             --      1,000,000
      At $.4000 per Share                 2,457,002        2,457        --       --       997,543             --      1,000,000

Shares Issued to Employees
    - Previously Granted Share
      at Par $.001                        5,000,000        5,000        --       --        45,000             --         50,000

Issuance of Convertible Preferred
     Stock For Cash at $1.00
     per Share                                --           --    6,500,000      6,500   6,493,500             --      6,500,000

Issuance of Preferred Stock
     For Cash at $1.00 per Share              --           --       20,000         20      19,980             --         20,000

Issuance of Common Stock in
     Connection With the
     Acquisitions of:
     Elite Visions at $.82 per Share      2,303,488        2,303        --       --     1,886,587             --      1,888,890
     Muller A.I. at $.51238 per Share       195,168          195        --       --        99,805             --        100,000
     AutoPacker at $.48356 per Share         10,340           10        --       --         4,990             --          5,000

Shares Issued to Employees for
   Services Rendered at $.39
   per Share                                 39,000           39        --       --        15,171             --         15,210

Shares Issued to Consultants for
   Services:
     At $.48 per Share                       60,000           60        --       --        28,740             --         28,800
     At $1.20 per Share                      50,000           50        --       --        59,950             --         60,000
     At $.49 per Share                      100,000          100        --       --        48,900             --         49,000
     At $.42 per Share                      200,000          200        --       --        83,800             --         84,000
     At $.33 per Share                      200,000          200        --       --        65,800             --         66,000
     At $.20 per Share                       50,000           50        --       --         9,950             --         10,000

Shares Issued as a Charitable
   Contribution                             100,000          100        --       --        41,900             --         42,000

Conversion of Class B
   Preferred Stock Into
   Common Shares                          2,642,336        2,643  (341,246)        (341)   (2,302)            --             --

Net Loss - 2000                               --           --           --       --            --     (3,209,844)    (3,209,844)
------------------------------------------------------------------------------------------------------------------------------------

BALANCE - DECEMBER 31, 2000             378,377,256    $ 378,377 6,178,754   $  6,179   $13,023,008  $(4,376,034)    $9,031,530
------------------------------------------------------------------------------------------------------------------------------------

(1) The share and per share amounts have been restated to give retroactive effect to a 1 for 1,000 share reverse stock split on August 25, 1998 and a 10 for 1 share forward stock split on September 1, 1998.


    The accompanying notes are an integral part of this financial statement.

                                      F-4


STRUTHERS INC. AND SUBSIDIARY
(A NEVADA CORPORATION)
CHARLESTON, SOUTH CAROLINA




CONSOLIDATED STATEMENTS OF OPERATIONS
---------------------------------------------------------------------------------------------
For the Years Ended December 31,                     2000             1999           1998
---------------------------------------------------------------------------------------------

SALES                                         $   3,491,193    $     333,051    $        --

Cost of Sales                                     2,914,217          169,609             --
---------------------------------------------------------------------------------------------

GROSS PROFIT                                        576,976          163,442             --
---------------------------------------------------------------------------------------------

EXPENSES
Research and Development                            260,850           10,000          180,074
Marketing and Advertising                           177,165           20,242             --
General and Administrative                        2,284,421          529,838          344,055
Amortization and Depreciation                     1,186,634          202,946             --
---------------------------------------------------------------------------------------------

TOTAL EXPENSES                                    3,909,070          763,026          524,129
---------------------------------------------------------------------------------------------

LOSS BEFORE OTHER INCOME AND (EXPENSES)          (3,332,094)        (599,584)        (524,129)
---------------------------------------------------------------------------------------------

OTHER INCOME AND (EXPENSES)
Interest                                            122,497            8,656             --
Loss on Investment                                     --            (25,000)            --
---------------------------------------------------------------------------------------------
Total Other Income and (Expenses)                   122,497          (16,344)            --
---------------------------------------------------------------------------------------------

LOSS BEFORE PROVISION FOR INCOME TAXES           (3,209,597)        (615,928)        (524,129)

Provision for Income Taxes                              247            1,133             --
---------------------------------------------------------------------------------------------

NET LOSS                                      $  (3,209,844)   $    (617,061)   $    (524,129)
 ---------------------------------------------------------------------------------------------

WEIGHTED AVERAGE NUMBER OF
  COMMON SHARES OUTSTANDING                     370,233,232      342,207,620      316,354,380
---------------------------------------------------------------------------------------------

LOSS PER COMMON SHARE - BASIC AND DILUTED $           (0.01)   $       (0.00)   $       (0.00)
---------------------------------------------------------------------------------------------






    The accompanying notes are an integral part of this financial statement


                                       F-5



STRUTHERS INC. AND SUBSIDIARY
(A NEVADA CORPORATION)
CHARLESTON, SOUTH CAROLINA


CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------------------
For the Years Ended December 31,                     2000              1999          1998
--------------------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss                                           $(3,209,844)   $  (617,061)   $  (524,129)
ADJUSTMENTS TO RECONCILE NET LOSS TO
  NET CASH FLOWS FROM OPERATING ACTIVITIES:
Amortization and Depreciation                        1,186,634        202,946           --
Employee Compensation-Grant of Common Shares              --             --          123,690
Common Shares Issued to Consultants and
  Employees as Compensation for Services               313,010         10,000        135,000
Acquired In-Process Research & Development
  Costs in Exchange for Common Shares                     --             --          180,074
Charitable Contribution of Common Shares                42,000         40,000           --
Loss on Investment                                        --           25,000           --
Capital Contribution - Services Rendered                  --           12,500           --
Changes in Assets and Liabilities:
  Accounts Receivable                                 (417,206)      (110,649)          --
  Inventory                                           (315,687)          --             --
  Prepaid Expenses and Deposits                       (182,883)        (2,376)          --
  Accounts Payable and Other Current Liabilities       284,340         49,174         87,643
--------------------------------------------------------------------------------------------
NET CASH FLOWS FROM OPERATING ACTIVITIES            (2,299,636)      (390,466)         2,278
--------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of Property and Equipment                  (1,753,429)      (138,052)          --
Note Receivable - Advance to Officer                  (150,000)          --             --
Acquisition of Elite Visions                           (22,000)          --             --
Acquisition of Muller A.I                             (131,290)          --             --
Deposit on Investment in Struthers
  Pedigree Herd Corp                                    80,000       (105,000)          --
--------------------------------------------------------------------------------------------
NET CASH FLOWS FROM INVESTING ACTIVITIES            (1,976,719)      (243,052)          --
--------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds From Issuance of Convertible
  Preferred Stock                                    6,500,000           --
Proceeds From Issuance of Preferred Stock               20,000           --             --
Proceeds from Issuance of Common Stock                    --          932,400           --
Repayment of Note Payable - Legred                    (900,000)      (100,000)          --
Repayment of Notes and Mortgages Payable               (98,369)          --             --
--------------------------------------------------------------------------------------------
NET CASH FLOWS FROM FINANCING ACTIVITIES             5,521,631        832,400           --
--------------------------------------------------------------------------------------------

NET INCREASE IN CASH AND CASH EQUIVALENTS            1,245,276        198,882          2,278

Cash and Cash Equivalents - Beginning                  201,160          2,278           --
--------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS - ENDING                 $ 1,446,436    $   201,160    $     2,278
--------------------------------------------------------------------------------------------

    The accompanying notes are an integral part of this financial statement

                                       F-6



STRUTHERS INC. AND SUBSIDIARY
(A NEVADA CORPORATION)
CHARLESTON, SOUTH CAROLINA


CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
--------------------------------------------------------------------------------
For the Year Ended December 31,                          2000          1999
--------------------------------------------------------------------------------

ACQUISITION OF LEGRED AND LEGRED GENETICS:

Fair Value of Assets Acquired:
 Inventory                                                              260,000
 Breeding Animals                                                     2,160,000
 Capitalized Land Lease                                               1,200,000
 Goodwill                                                               800,000
 Customer List                                                          304,000
 Real Estate                                                            200,000
 Property And Equipment                                                  69,000
 Contracts                                                                5,000
 Accounts Receivable                                                      2,000
-------------------------------------------------------------------------------
  Total Assets Acquired                                               5,000,000

Common Stock Payable                                  2,750,000      (3,750,000)
Note Payable                                            900,000        (900,000)
Common Stock Issued                                  (2,750,000)       (250,000)
-------------------------------------------------------------------------------
Cash Paid                                               900,000         100,000
-------------------------------------------------------------------------------

ACQUISITION OF ELITE VISIONS:

Fair Value of Assets Acquired                         2,154,445
Liabilities Assumed                                    (243,585)
-------------------------------------------------------------------------------
  Net Assets Acquired                                 1,910,860

Common Stock Issued                                  (1,888,860)
-------------------------------------------------------------------------------
Cash Paid                                                22,000
-------------------------------------------------------------------------------

ACQUISITION OF MULLER A.I.:

Fair Value of Assets Acquired                           252,857
Liabilities Assumed                                     (21,567)
-------------------------------------------------------------------------------
  Net Assets Acquired                                   231,290

Common Stock Issued                                     100,000
-------------------------------------------------------------------------------
Cash Paid                                               131,290
-------------------------------------------------------------------------------

OTHER PROPERTY AND EQUIPMENT ACQUIRED
  VIA MORTGAGE                                           40,000
-------------------------------------------------------------------------------

 The accompanying notes are an integral part of this financial statement

                                       F-7

STRUTHERS, INC. AND SUBSIDIARY
(A NEVADA CORPORATION)
CHARLESTON, SOUTH CAROLINA

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

NOTE A -      THE COMPANIES
              In August 1997, Ronald Struthers licensed his porcine embryo transfer technology to a company of which he was a controlling stockholder, Struthers International Research Corporation (SIRC). By June 1998 SIRC was dormant, with no operating capital, its only asset being the porcine embryo transfer technology. Thus, on June 12, 1998 Ronald Struthers and SIRC in contemplation of transferring the technology to Orbis Development, Inc. ("Orbis") agreed to terminate the license. On June 18, 1998, in simultaneous and related transactions, with the anticipation that having stock in a new enterprise (the "Company" would offer the stockholders of SIRC the opportunity to realize some value from their investments, Ronald Struthers, in consideration of a controlling stock position (51%), assigned the porcine embryo transfer technology to Orbis Development Inc. (a public company incorporated in Nevada in 1995 under the name Latitude Network Inc.) (Orbis); amended its Certificate of Incorporation to change its name to Struthers, Inc. (the "Registrant") and agreed to distribute ten shares of common stock of the Registrant to each of the shareholders of SIRC of record as of September 1, 1998 for each share of SIRC held by them.

              Effective August 25, 1998 the outstanding shares of Orbis were reverse split 1000 for 1 and effective September 1 1998 forward split on a 10 for 1 basis. The Company amended its Articles of Incorporation to change its name to Struthers, Inc. and increase the number of shares it was authorized to issue from 50 million shares to 100 million shares. The Company further amended its Articles of Incorporation on September 22, 1998 to authorize it to issue 900 million shares of its common stock. In February 2000, the Company again amended its Articles of Incorporation to increase the number of shares it was authorized to issue to 906,520,000 shares of which 900 million are Common Stock and 6,520,000 shares are Preferred Stock.

              On November 2, 1999, the Company entered into an agreement with Legred Genetics, Inc., Legred Genetics and Brent Legred ("Legred") pursuant to which the Company purchased all of the tangible and intangible assets, including livestock, machinery and equipment, and Legred's rights under agreements with third parties (including one with Norsvin International AS, an international developer and distributor of porcine genetic materials and technology). Pursuant to the agreement, the Company paid Legred the sum of $1 million in cash and $4 million worth of common shares of the Company, the final number of shares, which will be determined by the market value of the Company's shares on the dates issued. The Company was obligated under this agreement and began construction of a boar stud unit and operating laboratory, the final cost of which was approximately $1,000,000. The boar stud facility was completed in September 2000 and became operational in October 2000. In anticipation of the execution of the agreements in connection with this acquisition, the Company formed a wholly owned subsidiary, which was incorporated in the State of Nevada on October 21, 1999, called Legred Struthers Genetics, Inc. All of the assets purchased pursuant to this acquisition were transferred into the subsidiary.

              The acquisition has been accounted for under the purchase method of accounting. Under purchase accounting, the total purchase price is allocated to the tangible and intangible assets and liabilities of Legred Genetics, Inc., Legred Genetics and Brent Legred ("Legred") based upon

                                                                     -continued-
                                       F-8

STRUTHERS, INC. AND SUBSIDIARY
(A NEVADA CORPORATION)
CHARLESTON, SOUTH CAROLINA


NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------
NOTE A -      THE COMPANIES - CONTINUED

              their respective fair values. The operating activity of the subsidiary is reflected in the accompanying financial statements from the date of acquisition (November 2, 1999 through December 31, 1999.)

              On May 15, 2000, the Company purchased the assets of Muller A.I., L.L.C. of Sioux Falls, South Dakota, a company in the business of retail and wholesale sale of various goods and supplies utilized in the artificial insemination of farm animals. The total purchase price, which was based upon studies by management, was $252,857. The consideration paid was $131,290 in cash plus $100,000 of common stock (195,168 shares issued on August 4, 2000 and valued at $.51238 per share at the date of the agreement) and the assumption of $21,267 in liabilities. The purchased assets included all furniture, fixtures and equipment as well as all supplies, materials and merchandise relating to and used in connection with such business, including its list of customers and other items of goodwill. The Company did not assume any of the liabilities of Muller A.I., L.L.C. except for a customer deposit in the amount of $21,267. In anticipation of the execution of said agreement, the Company formed a wholly owned subsidiary that was incorporated in the State of Nevada on May 26, 2000 and Muller A.I., Inc. ("Muller").

              On June 1, 2000, the Company purchased the assets of Elite Visions, L.L.C. of Waukon, Iowa. The total purchase price, which was based upon management studies, was $2,154,445. The consideration paid was $22,000 in cash plus $1,888,860 in common stock (2,303,488 shares issued on August 4, 2000 and valued at $.82 per share at the date of the agreement) and the assumption of certain liabilities in the amount of $243,585. The purchased assets included the physical assets (i.e., land and building, furniture and fixtures, and office equipment and computers) and the assignment of all rights to a patented item called the "Gourley Scope(TM)" (Trademark applied for), an instrument used for non-surgical semen delivery in animal husbandry including swine. The scope employs the imaging technology of a 1 mm camera, transmitter, and light source, which allows the technician to view the reproductive system and deliver the semen or embryo to the appropriate area of the reproductive tract for maximum conception. In anticipation of the execution of the said agreement, the Company formed a wholly owned subsidiary that was incorporated in the State of Nevada on May 26, 2000 called Elite Visions, Inc. ("Elite"). Elite constructed a meat distribution facility for the Registrant's Tender Prime(TM) line of meat products in Waukon, Iowa, which was completed in October 2000 at a cost of approximately $50,000.

              NOTE B - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES NATURE OF OPERATIONS
              The Company is an agricultural producer principally involved in the breeding and delivery of swine and swine genetics using advanced reproductive techniques throughout the industry. The Company sells primarily to producers in North America and worldwide. The Company disseminates its genetics through the sale of live animals in the form of gilts, barrows, and boars; semen sales from boar studs; and embryo sales using our non-surgical "Embryo Transfer System". The Company also sells market hogs to meat packers and sells directly to retail customers under its Tender Prime line of pork products.
                                                                     -continued-

                                       F-9

STRUTHERS, INC. AND SUBSIDIARY
(A NEVADA CORPORATION)
CHARLESTON, SOUTH CAROLINA

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------------


NOTE B -      NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT
              ACCOUNTING PRINCIPLES - CONTINUED

              The Company maintains its corporate offices in Charleston, South Carolina and operates its field office including its operating laboratory and stud boar facility in Bricelyn, Minnesota. In addition the Company operates a research facility in Spencer, Iowa, a distribution facility for its Tender Prime line of pork products in Waukon, Iowa, and an artificial insemination supply and services facility in Sioux Falls, South Dakota.

              PRINCIPLES OF CONSOLIDATION
              The consolidated financial statements include the accounts of Struthers, Inc. and its wholly owned subsidiaries, Legred Struthers Genetics, Inc., Elite Visions, Inc. and Muller AI, Inc. All significant inter-company balances and transactions have been eliminated in the consolidation.

              DEVELOPMENT STAGE ENTERPRISE
              The Company was in the development stage from its inception through the date of the Legred Acquisition. The year 1999 was the first year during which the Company is considered an operating company.

              SEGMENT DATA, GEOGRAPHIC INFORMATION AND SIGNIFICANT CUSTOMERS
              The Company does business primarily in North America. The Company also has an agreement with Norsvin International, AS (a Norwegian Company) to sell its product lines. The Company was assigned the rights under the contract through its subsidiary, Legred Struthers Genetics, Inc. via the acquisition of Legred Genetics, Inc. Under this agreement, the Company purchases boars from Norsvin International A.S. for breeding with the Company's sows. The Company derives revenue from the sale of the genetic offspring and from the sale of semen from the boars purchased from Norsvin. From this revenue, the Company has agreed to pay a royalty to Norsvin of 4%. The agreement is for an indefinite period with royalty payments due semi annually. The gross revenue recorded by the Company from the sale of offspring and semen directly attributable to Norsvin acquired boars amounted to $42,079 for the period from the date of the Legred acquisition through December 31, 1999 and $315,694 for the year ended December 31, 2000. These sales represented approximately 12.6% and 9.9% of the total consolidated revenues for those periods, respectively. Of those sales the Company was obligated to pay a royalty to Norsvin of 4% or approximately $1,683 and $12,628, respectively. While the Company expects the sales under this arrangement to increase in dollar volume, the Company expects the percentage contribution to total consolidated revenue to diminish in the future due to the development of its other product lines.

              CONCENTRATION OF CREDIT RISK
              Financial instruments that potentially expose the Company to significant concentrations of credit risk consist principally of bank deposits, temporary investments and accounts receivable. Cash is placed primarily in high quality short-term interest bearing financial instruments and may periodically exceed federally insured amounts. The Company performs ongoing credit evaluations of its customers' financial condition. An allowance for uncollectible accounts receivable is maintained based upon the expected collectibility of all accounts receivable.

                                                                     -continued-

                                      F-10

STRUTHERS, INC. AND SUBSIDIARY
(A NEVADA CORPORATION)
CHARLESTON, SOUTH CAROLINA

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------------

NOTE B -      NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT
              ACCOUNTING PRINCIPLES - CONTINUED

              USE OF ESTIMATES
              The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period. Actual results can differ from those estimates.

              REVENUE RECOGNITION
              The Company recognizes all genetic sales (semen, embryos, and live animals) upon delivery. Sales of market hogs and other accessories and supplies to other breeders are recognized upon the transfer of title which corresponds to the date of shipment, net of any applicable discounts and allowances.

              ADVERTISING EXPENSES
              Advertising expenses are charged against operations during the period incurred, except for direct-response advertising costs, which are capitalized and amortized over periods not exceeding one year. Advertising expenses charged against operations were $177,165, $20,242 and $-0- for the years ended December 31, 2000,
              1999 and 1998, respectively. The Company did not incur any direct-response advertising costs during the years 1998 through 2000.

              RESEARCH AND DEVELOPMENT COSTS
              Research and development costs are charged against operations as incurred. Research and development costs were $260,850, $10,000 and $180,074 for the years ended December 31, 2000, 1999 and 1998, respectively. The 1998 research and development costs represent in-process R & D costs recorded in connection with the acquisition of the embryo transfer technology from Struthers International Research Corporation.

              COMPREHENSIVE INCOME
              Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income, establishes a standard for reporting and displaying comprehensive income to reflect charges and credits to equity that result from transactions and economic events from all non-owner sources. Comprehensive income is composed of two subsets
              - Net Income (Loss) and Other Comprehensive Income (Loss). The Company has had no items of comprehensive income since its inception.

              CASH AND CASH EQUIVALENTS
              Cash and cash equivalents include time deposits, certificates of deposit, and all highly liquid debt instruments with original maturities of three months or less.

              INVENTORIES
              Swine inventories are stated at the lower of cost (first-in, first-out method) or market. Costs of raised swine include proportionate costs of breeding, including depreciation of the breeding herd, plus the costs of maintenance to maturity. Purchased swine are carried at purchase cost plus cost of maintenance to maturity. Supply inventories including meat products and artificial insemination supplies are carried at the lower of cost (first-in, first-out method) or market.
                                                                     -continued-
                                      F-11

STRUTHERS, INC. AND SUBSIDIARY
(A NEVADA CORPORATION)
CHARLESTON, SOUTH CAROLINA

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------------


NOTE B -      NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT
              ACCOUNTING PRINCIPLES - CONTINUED

              PROPERTY AND EQUIPMENT
              Property and equipment are stated at cost. Breeding animals are carried at purchase costs or inventory transfer amounts equal to the lower of accumulated animals maintenance costs or market. Renewals and improvements are capitalized. Costs of maintenance and repairs that do not improve or extend asset lives are charged to expense. Depreciation is provided on the straight-line basis over the estimated productive useful lives of the assets as follows:

                       Buildings and Improvements               10 Years
                       Machinery and Equipment                   7 Years
                       Breeding Herds                            3 Years
                       Vehicles                                  5 Years
                       Office Furniture and Fixtures             5 Years

              GOODWILL AND OTHER INTANGIBLE ASSETS
              Goodwill represents the excess of the purchase price over the fair value of the net assets of acquired companies and is being amortized on a straight-line basis over 5 years based on its estimated useful life. Acquired intangibles also consist of customer lists and are amortized over their 5 year estimated useful life. Patents are amortized over a 15 year estimated useful life.

              CAPITALIZED LAND LEASE
              Included in intangible assets is a land lease acquired in the Legred Acquisition. The lease terms require payment of $1 per year for a term of 99 years. A portion of the total purchase price of $5,000,000 has been allocated to the land in the amount of $1,200,000. The lease is being amortized over 99 years as a charge to farm operations.

              LONG-LIVED ASSETS
              Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. The Company evaluates any possible -impairment of long-lived assets using discounted future cash flows. When required, impairment losses on assets to be held and used are recognized based on the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

              INCOME TAXES
              Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed in FASB Statement No. 109, "Accounting for Income Taxes". As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

                                                                     -continued-
                                      F-12

STRUTHERS, INC. AND SUBSIDIARY
(A NEVADA CORPORATION)
CHARLESTON, SOUTH CAROLINA

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------------

NOTE B -      NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT
              ACCOUNTING PRINCIPLES - CONTINUED

              BASIC AND DILUTED EARNINGS PER SHARE
              Earnings per share of common stock are computed in accordance with SFAS No, 128, "Earnings per Share". Basic earnings per share are computed by dividing income or loss available to common shareholders by the weighted-average number of common shares outstanding for each period. Diluted earnings per share are calculated by adjusting the weighted average number of shares outstanding assuming conversion of all potentially dilutive stock options, warrants and convertible securities. Diluted earnings per common share is the same as basic earnings per common share for all of the periods presented since the effect of the conversion of the convertible preferred stock would have an anit-dilutive effect on earnings per common share. All share and per share amounts have been restated to give retroactive effect to a 1,000 for 1 reverse stock split on August 25, 1998 and a 10 for 1 forward stock split on September 1, 1998.

              STOCK OPTIONS AND AWARDS
              The Company has elected to follow the accounting provisions of Accounting Principles Board Opinion (APBO) No. 25, "Accounting for Stock Issued to Employees", for stock-based compensation and awards made to employees. Pro-forma disclosures required under SFAS No. 123, "Accounting for Stock-Based Compensation", have not been furnished since there are no outstanding stock options or awards.

              RECENTLY ISSUED ACCOUNTING STANDARDS
              In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which summarizes the accounting for derivative instruments, including certain derivative instruments embedded in other contracts, by requiring that an entity recognize those assets and liabilities in the statement of financial position and measure them at fair value. SFAS No. 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000.

              The Company's only financial instruments which currently meet the definition of a derivative instrument are certain obligations in connection with acquisitions of businesses which are payable in shares of the Company's common stock at various future dates. The final number of common shares ultimately to be distributed will depend upon the market price of the Company's common stock at such future dates. The Company elected to adopt the provisions of SFAS No. 133 as of December 31, 2000, and the adoption did not materially impact the consolidated financial statements.

              In December 1999, the SEC issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements." This bulletin summarizes certain of the SEC's views in applying accounting principles generally accepted in the U.S. to revenue recognition in financial statements. Based on the SEC's latest timeline for implementing SAB 101, Struthers would be required to comply with the guidelines in the fourth quarter of fiscal 2001. Accordingly, we are continuing to evaluate the potential impact that adoption will have on our consolidated financial statements, but it is not expected to have a material impact on our revenue recognition policies.


                                      F-13

STRUTHERS, INC. AND SUBSIDIARY
(A NEVADA CORPORATION)
CHARLESTON, SOUTH CAROLINA

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE C -      INVENTORIES
              Inventories consisted of the following:
              ------------------------------------------------------------------
              December 31,                           2000       1999      1998
              ------------------------------------------------------------------
              Market Animals and Livestock         $322,634   $260,000   $ ---
              Gourley Scopes and Sheaths             52,273      ---       ---
              Artificial Insemination Supplies      175,352      ---       ---
              Meat Products                          25,428      ---       ---
              ------------------------------------------------------------------

              Total                                $575,687   $260,000   $ ---
              ------------------------------------------------------------------

NOTE D -      NOTE RECEIVABLE - OFFICER
              The Company has a note receivable due from an officer of the Company in the amount of $150,000. The note is for a one-year term and bears interest at 6.5% with interest payable monthly and the principal balance due in full in September 13, 2001.

NOTE E -      PROPERTY AND EQUIPMENT
              Property and equipment consisted of the following:

              ------------------------------------------------------------------
              December 31,                           2000       1999     1998
              ------------------------------------------------------------------

              Land                              $   15,000  $    ---     $  ---
              Buildings and Improvements         1,887,856      200,000     ---
              Machinery and Equipment              188,892       69,000     ---
              Breeding Herds                     2,380,800    2,160,000     ---
              Vehicles                              98,175       30,000     ---
              Office Furniture and Fixtures        193,051       14,437     ---
              ------------------------------------------------------------------
                                                 4,763,774    2,473,437
              Less:  Accumulated Depreciation    1,001,347      158,146     ---
              ------------------------------------------------------------------
                                                 3,762,427    2,315,291     ---
              Construction in Progress               ---         93,615     ---
              ------------------------------------------------------------------

              Property and Equipment - Net     $ 3,762,427   $2,408,906   $ ---
              ------------------------------------------------------------------

              Included in construction in progress at December 31, 1999 were deposits made to construct a new boar stud facility at the Bricelyn, Minnesota location. The total cost of construction was approximately $1,000,000 (of which $88,390 was expended at December 31, 1999) and was completed during the 3rd quarter of 2000. Also included is a deposit to acquire an existing structure at the Minnesota location from an independent third party. The total purchase price was $50,000 (of which $5,225 was expended as of December 31, 1999) and the acquisition was completed in January 2000 and financed by securing a first mortgage on the property in the amount of $40,000.

              Depreciation charged against operations was $843,201, $158,146 and $0 for the years ended December 31, 2000, 1999 and 1998, respectively.

                                      F-14

STRUTHERS, INC. AND SUBSIDIARY
(A NEVADA CORPORATION)
CHARLESTON, SOUTH CAROLINA

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE F -      INTANGIBLE ASSETS
              Intangible assets consist of the following:
              ------------------------------------------------------------------
              December 31,                         2000       1999        1998
              ------------------------------------------------------------------
              Patents                           $1,814,011  $      ---   $ ---
              Capitalized Land Lease             1,200,000   1,200,000     ---
              Goodwill                             940,000     800,000     ---
              Customer Lists                       304,000     304,000     ---
              Contract Rights                       15,000         ---     ---
              ------------------------------------------------------------------
                                                $4,273,011  $2,304,000   $ ---

              Less:  Accumulated Amortization      388,233      44,800     ---
              ------------------------------------------------------------------
              Intangible Assets - Net           $3,884,778  $2,259,200   $ ---
              ------------------------------------------------------------------

              Amortization charged against operations for the years ended December 31, 2000, 1999 and 1998 was $343,433, $44,800 and $0,
              respectively.

NOTE G -      NOTE AND STOCK PAYABLE - LEGRED ACQUISITION
              In connection with the Legred acquisition, the Company is obligated to Brent Legred for the balance of the purchase price as follows:

              ------------------------------------------------------------------

              Years Ended December 31,                2000       1999      1998
              ------------------------------------------------------------------

              Note Payable in cash without
              interest due in 3 equal installments
              of $300,000 each on May 2, 2000,
              November 2, 2000 and May 2, 2001
              unless a successful stock offering
              is completed in which case the note
              is to be repaid to the extent of 50%
              of the offering proceeds. This note
              was paid in full in February 2000
              upon completion of a preferred stock
              offering.                               $ ---   $ 900,000  $ ---

              Stock payable to Brent Legred,
              without interest, due January 1,
              2000 payable in 6,660,000 shares of
              the Company's common stock based
              upon the $.1126 per share fair value
              as of the date of acquisition of
              November 2, 1999.                         ---     750,000    ---

              Stock payable to Brent Legred
              without interest in the number of
              shares equivalent (based on the fair
              value of the common stock on such
              dates) to the specified dollars on
              the following dates: $1,000,000 due
              on May 2, 2000; $1,000,000 due on
              November 2, 2000; and $1,000,000 due
              on May 2, 2001. The Company would
              have had to issue approximately
              5,000,0000 shares of common stock
              based on the trading price of $.20
              per share as of December 31, 2000 in
              order to settle the obligation. (1) 1,000,000   3,000,000    ---
              ------------------------------------------------------------------
              Total                              $1,000,000  $4,650,000 $  ---

              Less: Current Portion               1,000,000   3,650,000    ---
              ------------------------------------------------------------------
              Long-Term Portion                  $      ---  $1,000,000 $  ---
              ------------------------------------------------------------------

              (1) The final stock installment payable of $1,000,000 due May 2, 2001 will be reduced by the percentage by which net income from semen sales per 100 boars for the previous 18 months is less than $600,000.

              The above obligations are collateralized by a first security interest in the assets purchased from Legred. -continued-

                                      F-15

STRUTHERS, INC. AND SUBSIDIARY
(A NEVADA CORPORATION)
CHARLESTON, SOUTH CAROLINA

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE G - NOTES AND MORTGAGES PAYABLE - OTHER Notes and mortgages payable consisted of the following:
              ------------------------------------------------------------------
              Years Ended December 31,                2000         1999   1998
              ------------------------------------------------------------------

              Note payable to Firstar requiring
              monthly principal and interest
              payments of $211.23. The note is for
              a 5 year term and bears interest at
              9.6% per annum. This note is secured
              by a vehicle and is due in full in
              May, 2005                             $ 9,083       $ ---  $ ---

              Note payable to Farmer and Merchants
              Savings Bank requiring monthly
              principal and interest payments of
              $710.67. The note is for a 5 year
              term and bears interest at 9.9% per
              annum. The note is secured by a
              vehicle and is due in full in
              December, 2005                         33,392         ---    ---

              Note payable to the State of Iowa
              (VAAPFAP) requiring quarterly
              payments of $3,713.82. The note is
              for a 5 year term and bears interest
              at 8.5% per annum. The note is
              secured by inventory, equipment and
              fixtures.                              47,002         ---    ---

              Note payable to the State Bank of
              Easton requiring monthly principal
              and interest payments of $582.56.
              The note is for a 5 year term and
              bears interest at 11.5% per annum.
              The note is secured by a vehicle and
              is due in full in October, 2003        16,836         ---    ---

              Mortgage Payable to the State Bank
              of Easton requiring monthly
              principal and interest payments of
              $406. The mortgage is for a 3 year
              term and bears interest at 9% per
              annum. The mortgage is secured by
              the property and a balloon payment
              is due January, 2003.                  38,903         ---    ---
              ------------------------------------------------------------------
              Total                                $145,216       $ ---  $ ---

              Less: Amount Due Within One Year       24,853         ---    ---
              ------------------------------------------------------------------
              Amount Due After One Year            $120,363       $ --- $  ---
              ------------------------------------------------------------------

              Annual maturities of debt for the five years succeeding December 31, 2000 are as follows:

                2001       2002       2003        2004        2005     TOTAL
              ------------------------------------------------------------------
              $24,853    $27,747     $63,274     $20,318     $9,024   $145,216
              ------------------------------------------------------------------


NOTE H -      PROVISION FOR INCOME TAXES
              The provision for income taxes is attributable to:
              ------------------------------------------------------------------
              Years Ended December 31,         2000         1999       1998
              ------------------------------------------------------------------

              Income (Loss) Before
                Provision for
                Income Taxes              $(3,209,597)  $(615,928)   $(524,129)
              ------------------------------------------------------------------

              State Income Tax            $       247   $   1,133    $     ---
              ------------------------------------------------------------------

              Deferred Tax Benefits -
                Net of Allowance          $      ---    $     ---    $     ---
              ------------------------------------------------------------------

                                                                     -continued-








                                      F-16

STRUTHERS, INC. AND SUBSIDIARY
(A NEVADA CORPORATION)
CHARLESTON, SOUTH CAROLINA

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE H -      PROVISION FOR INCOME TAXES - CONTINUED
              The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before provision for taxes. The sources and tax effects of the differences are as follows:
              ------------------------------------------------------------------
              Years Ended December 31,            2000      1999         1998
              ------------------------------------------------------------------

              Income Tax at the Federal
                Statutory Rate of 35%        $(1,123,359)  $(215,575) $(183,445)

              Effect of Graduated Tax Rates        7,250      16,888     16,888

              State Income Tax, Net of
                Federal Benefit                 (126,989)    (36,400)   (31,972)
              ------------------------------------------------------------------
              Total Benefit from Income Taxes (1,243,098)   (235,087)  (198,529)

              Less: Allowance                  1,243,345     236,220    198,529
              ------------------------------------------------------------------

              Income Taxes (Benefit)          $      247     $ 1,133  $    ---
              ------------------------------------------------------------------

              The Company's income tax provision was computed based on the federal statutory rate, reduced by the effect of graduated tax rates and the average state statutory rates, net of related federal benefit. As of December 31, 2000 the Company has net operating loss carry-forwards of approximately $3.5 million for tax purposes that will be available to offset future taxable income. The net operating loss carry-forwards begin to expire in 2019. Deferred tax assets of approximately $1,693,000, $434,000 and $198,000 at December 31, 2000, 1999 and 1998, respectively, have been recognized for the net operating loss carry-forwards. However, they have been reduced by a valuation allowance of approximately $1,693,000, $434,000 and $198,000 at December 31,
              2000, 1999 and 1998, respectively, which will remain until it is more likely than not that the related tax benefits will be realized.

NOTE I -      COMMON STOCK
              On October 10, 1995, the Company was initially capitalized by the issuance of 25,000,000 shares (250,050 shares after giving retroactive effect to the August 25, 1998 reverse split and the September 1, 1998 forward split) to stockholders in exchange for organization expenses paid personally by the shareholders. The Company recorded the organization costs as an expense during 1995, with a corresponding increase to stockholders' equity for $25,000 (25,000,000 shares at $.001 par value).

              On August 25, 1998, the Board of Directors approved a 1 for 1,000 reverse stock split in which the shareholders received 1 share for every 1,000 shares previously held. The Company recorded the transaction as a reduction of the par value of the common stock outstanding and a corresponding increase to additional paid-in capital. The effects of the reverse split have been given retroactive treatment in the financial statements.

              On August 31, 1998, the Company issued 13,500,000 shares (135,000,000 shares after giving retroactive effect to the September 1, 1998 forward split) to outside consultants as compensation for services rendered to the Company. The services rendered consisted of legal and investment advisory services. The shares were valued at $.01 per share equivalent to the fair value of the services rendered of $135,000 and were recorded by the Company as an expense with a corresponding increase to stockholders' equity.

                                                                     -continued-
                                      F-17

STRUTHERS, INC. AND SUBSIDIARY
(A NEVADA CORPORATION)
CHARLESTON, SOUTH CAROLINA

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE I -      COMMON STOCK - CONTINUED

              On August 31, 1998, the Company issued 18,007,357 shares (180,073,570 shares after giving retroactive effect to the September 1, 1998 forward split) to Struthers International Research Inc., (SIRC), in connection with the acquisition of the Embryo Transfer Technology. The shares were valued at $.01 per share equivalent to the fair value of the in-process research and development of $180,074 and were recorded by the Company as research and development expense with a corresponding increase to stockholders' equity.

              On September 1, 1998, the Board of Directors approved a 10 for 1 forward stock split in which the shareholders received 10 shares for every 1 share previously held. The Company recorded the transaction as an increase to the par value of the common stock outstanding and a corresponding decrease to additional paid-in capital. The effects of the forward split have been given retroactive treatment in the financial statements.

              In November 1998, the Company offered for sale 22 million shares of common stock in 176,000 units at $5 per unit (each unit consisting of 125 shares for a total of 22 million shares at $.04 per share). The Company received over-subscriptions for 1,310,000 shares and the Board of Directors approved the over-subscription. In 1999, the Company sold and issued 23,310,000 shares of common stock for a total of $932,400. The proceeds of this offering (no sales commissions were paid) less sales expenses of the offering were applied to market development, commercialization of the embryo transfer technology and working capital.

              On December 1, 1998 the Board of Directors awarded 20,369,000 shares of common stock to employees as compensation for services previously rendered during 1998 to the Company. On December 31, 1998, the Company issued 12,369,000 of those shares to the employees with the balance of the 8,000,000 shares to be issued as follows: 3,000,000 shares by July 1, 1999 and 5,000,000 shares by July 1, 2000. This was done in order to ease the tax burden on the employees. The shares awarded were valued at the market value of $.01 per share on the date of grant and were recorded by the Company as compensation expense in the amount of $203,690 with a corresponding increase to stockholders' equity of $123,690 and compensation payable of $80,000 at December 31, 1998.

              On May 25, 1999, the Company issued 3,000,000 shares to employees in connection with the December 1, 1998 stock award. The shares were valued at the market value of $.01 per share at the date of grant and were recorded by the Company as a reduction of $30,000 to compensation payable with a corresponding increase to stockholders' equity.

              On May 25, 1999, the Company issued 100,000 shares to an outside consultant as compensation for services rendered to the Company during 1999. The services rendered consisted of website design and computer network consultation. The shares were valued at the market value of $.10 per share and were recorded by the Company as an expense in the amount of $10,000 with a corresponding increase to stockholders' equity.

              On May 25, 1999, the Company issued 400,000 shares to an unrelated entity as a charitable contribution. The shares were valued at the market value of $.10 per share and were recorded by the Company as an expense in the amount of $40,000 with a corresponding increase to stockholders equity.

                                                                     -continued-
                                      F-18

STRUTHERS, INC. AND SUBSIDIARY
(A NEVADA CORPORATION)
CHARLESTON, SOUTH CAROLINA

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE I -      COMMON STOCK - CONTINUED

              On November 9, 1999, the Company issued 2,220,000 shares to Brent Legred in connection with the acquisition of Legred Genetics, Inc. and Brent Legred, a sole proprietorship for the farming operation. The shares were valued at $.1126 per share and were recorded by the Company as a reduction to the stock obligations payable with a corresponding increase to stockholders' equity in the amount of $250,000.

              On January 27, 2000, the Company issued 6,660,000 shares to Brent Legred in connection with the acquisition of Legred Genetics, Inc. and Brent Legred, a sole proprietorship for the farming operations. The shares were valued at $.1126 per share and were recorded by the Company as a reduction to the stock obligations payable with a corresponding increase to stockholders' equity in the amount of $750,000.

              On May 17, 2000, the Company issued 1,587,302 shares to Brent Legred in connection with the acquisition of Legred Genetics, Inc. and Brent Legred, a sole proprietorship for the farming operations. The shares were valued at the market value of $.63 per share and were recorded by the Company as a reduction to the stock obligations payable with a corresponding increase to stockholders' equity in the amount of $1,000,000.

              On June 30, 2000, the Company issued 5,000,000 shares to employees in connection with the December 1, 1998 stock award. The shares were valued at the market value at the date of grant and were recorded by the Company as a reduction to compensation payable in the amount of $50,000 with a corresponding increase to stockholders' equity.

              On August 30, 2000, the Company issued 100,000 shares to an unrelated entity as a charitable contribution. The shares were valued at the market value of $.42 per share and were recorded by the Company as an expense in the amount of $42,000 with a corresponding increase to stockholders' equity.

              On September 30, 2000, the Company issued 2,303,488 shares to shareholders of Elite Visions, LLC in connection with the acquisition of the assets of Elite Visions, LLC. The shares were valued at the market value at the date of the acquisition of $.82 per share and were recorded by the Company as an investment in affiliate in the amount of $1,888,890 with a corresponding increase to stockholders' equity.

              On September 30, 2000, the Company issued 195,168 shares to shareholders of Muller A.I., LLC in connection with the acquisition of the assets of Muller A.I., LLC. The shares were valued at the market value at the date of the acquisition of $.51 per share and were recorded by the Company as an investment in affiliate in the amount of $100,000 with a corresponding increase to stockholders' equity.

              On September 30, 2000, the Company issued 10,340 shares to an unrelated entity in connection with the acquisition of the assets known as the "Autopacker". The shares were valued at the market value at the date of the acquisition of $.48 per share and were recorded by the Company as an investment in Property and Equipment in the amount of $5,000 with a corresponding increase to stockholders' equity.

                                                                     -continued-
                                      F-19

STRUTHERS, INC. AND SUBSIDIARY
(A NEVADA CORPORATION)
CHARLESTON, SOUTH CAROLINA

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE I -      COMMON STOCK - CONTINUED

              On November 14, 2000, the Company issued 2,457,002 shares to Brent Legred in connection with the acquisition of Legred Genetics, Inc. and Brent Legred, a sole proprietorship for the farming operation. The shares were valued at the market value of $.41 per share and were recorded by the Company as a reduction to the stock obligations payable in the amount of $1,000,000 with a corresponding increase to stockholders' equity.

              On December 7, 2000 the Company issued 39,000 shares to employees as compensation for services rendered to the Company during 2000. The shares were valued at the market value of $.39 per share and were recorded by the Company as compensation expense in the amount of $15,210 with a corresponding increase in stockholders' equity.

              During the year 2000, the Company issued shares to outside consultants as compensation for services rendered to the Company during the year. The services rendered consisted of website design and computer network consultation, marketing consultation, and research and development consultation. The shares were valued at market value and were recorded by the Company as an expense with a corresponding increase to stockholders' equity as follows:

              May 25, 2000           50,000 shares      $1.20       $ 60,000
              August 2, 2000        100,000 shares      $0.49         49,000
              August 30, 2000       200,000 shares      $0.42         84,000
              September 30, 2000     60,000 shares      $0.48         28,800
              November 2, 2000      100,000 shares      $0.33         33,000
              November 8, 2000      100,000 shares      $0.33         33,000
              December 31, 2000      50,000 shares      $0.20         10,000
                                    -------                         --------
              Total                 660,000 shares                  $297,800
                                    -------                         --------

              During the year 2000, holders of 341,246 shares of Class B Convertible Preferred Stock elected to convert their shares int0 2,642,336 shares of common stock. The conversion had no impact on total stockholders' equity.

NOTE J -      PREFERRED STOCK
              The Company has 6,520,000 shares of preferred stock authorized of which all 6,520,000 shares were issued during the year 2000. The Company has designated 1,500,000 shares as Class A Convertible Stock ("Class A Stock") and 5,000,000 shares as Class B Convertible Stock ("Class B Stock").

              In February 2000, the Company offered for sale and issued 1,500,000 shares of the Class A Convertible Preferred Stock at $1.00 per share. The Company received net proceeds from the sale of $1,500,000 which was used to repay a $900,000 short-term note payable to Brent Legred in connection with the Legred acquisition, $200,000 towards the construction of the new stud boar facility, and the balance of $400,000 for working capital.

              In March 2000, the Company offered for sale 5,000,000 and issued shares of Class B Convertible Preferred Stock at $1.00 per share. The net proceeds of $5,000,000 form the offering were used primarily for the construction of additional breeding facilities and working capital.

              During the year 2000, holders of 341,246 shares of Class B Convertible Preferred Stock elected to convert their shares into common stock. As of December 31, 2000, 6,178,754 shares of Preferred Stock remain outstanding.

                                                                     -continued-

                                      F-20

STRUTHERS, INC. AND SUBSIDIARY
(A NEVADA CORPORATION)
CHARLESTON, SOUTH CAROLINA

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE J -      PREFERRED STOCK - CONTINUED

              Each share of Convertible Stock carries a number of votes equal to the number of shares of Common Stock then issuable upon its conversion into Common Stock. Each share is convertible at the option of the holder into fully paid and non-assessable shares of common stock as follows: on the first day of the sixth month following the issuance of the Convertible Stock ("Conversion Period") and on the first day of each sixth month period thereafter, for a total of six Conversion Periods, one-sixth of the shares of the Convertible Stock may be converted by each shareholder thereof.

              The amount of common shares issuable on conversion shall be determined by the average market value between the bid and ask price of the Company's common shares during the ten day trading period immediately preceding the date of such Conversion Period, but not more than $.40 and the resultant shares at each Conversion Period shall be multiplied by three.

              In the event of any liquidation, dissolution or winding up of the Company, a merger or consolidation of the Company in which its shareholders do not retain a majority of the voting power in the surviving corporation, or a sale of all or substantially all of the Company's assets, the holders of the Class A Stock will be entitled to receive an amount equal to the original purchase price per share for the Class A Stock plus an amount equal to all declared but unpaid dividends thereon (the "Preference Amount"). After the full liquidation preference has been paid on all outstanding shares of the Class A Stock, the holders of the Class B Stock will be entitled to receive an amount computed in the same manner. After the full liquidation preference on all outstanding shares of the Class B Stock has been paid, any remaining funds and assets of the Company legally available for distribution to shareholders will be distributed pro rata among the holders of the Preferred Stock and the Common Stock on an "as converted" basis.

NOTE K -      STOCK COMPENSATION AND AWARDS
              On December 1, 1998, the Board of Directors awarded 20,369,000 shares of common stock to employees as compensation for services rendered during 1998. 12,369,000 shares were issued on the date of grant with the balance of the shares payable over 18 months as follows: 3,000,000 shares by July 1, 1999 and 5,000,000 shares by July 1, 2000. The 8,000,000 shares payable at December 31, 1998 were fully vested and without forfeiture provisions. The Company recognized a charge to operations for the fair market value of the stock awarded as compensation expense at the date of grant of $.01 per share for a total of $203,690.

              On December 7, 2000 the Company issued 39,000 shares to employees as compensation for services rendered to the Company during 2000. The shares were valued at the market value of $.39 per share and were recorded by the Company as compensation expense in the amount of $15,210.


NOTE L -      OPERATING LEASES
              The Company leases its administrative offices from an unrelated party at a monthly rental of $2,984 per month. The lease also contains escalation clauses for tax increases and annual adjustment based upon the consumer price index.
                                                                     -continued-
                                      F-21

STRUTHERS, INC. AND SUBSIDIARY
(A NEVADA CORPORATION)
CHARLESTON, SOUTH CAROLINA

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE L -     OPERATING LEASES - CONTINUED

              Lease payments for the five years succeeding December 31, 2000 are as follows:

               2001           2002         2003           2004           2005
              ------------------------------------------------------------------
              $35,805        $35,805      $35,805        $35,805        $29,838

              Office rent expense amounted to $29,212, $11,175 and $0 for the years ended December 31, 2000, 1999 and 1998, respectively.

NOTE M -      COMPOSITION OF SUBSIDIARIES
              The consolidated financial statements include the accounts of the Company's wholly owned subsidiaries. Selected financial information on the subsidiaries (before consolidation) as of December 31, 2000 and for the year then ended is as follows:

              ------------------------------------------------------------------
                                        TOTAL         TOTAL         NET INCOME
                                        ASSETS       REVENUES        (LOSS)
                                      ------------------------------------------

              Legred Struthers
                Genetics, Inc.        $5,675,200    $2,604,500    $(1,050,000)
              Elite Visions, Inc.      2,332,300       167,000        (74,700)
              Muller A.I., Inc.          341,600       381,900         27,000
              ------------------------------------------------------------------

NOTE N -      PRO FORMA INFORMATION - (UNAUDITED)
              The Company's unaudited Pro Forma Consolidated Results of Operations for the year ended December 31, 2000 and 1999, shown below are presented assuming the Legred Genetics, Elite Visions and Muller A.I. acquisitions has been consummated on January 1, 1999:

              Years Ended December 31,             2000            1999
              ------------------------------------------------------------------

              Pro Form Revenues                $ 3,208,015      $1,417,721
              Pro Forma Net Loss               $(2,985,991      $ (892,255)
              Net Loss per Share               $     (0.00)     $    (0.00)
              ------------------------------------------------------------------

NOTE O -      SUBSEQUENT EVENTS
              In order to provide a possible source of funding for Struthers current activities and for the continued development of its current and planned products, and markets for its products, on March, 2001, we entered into a Common Stock Purchase Agreement and Registration Rights Agreement, commonly referred to as an equity financing agreement, with Alpha Venture Capital, Inc.

              Under the equity financing agreement, Alpha Venture Capital, Inc. has agreed to provide Struthers with up to $10,000,000 of funding during the twelve-month period following the effective date of the registration statement to be filed on Form S-1 within 45 days. The commitment period will be extended automatically for an additional twelve months if at least twenty percent (20%)(i.e. $2,000,000) of the commitment amount is purchased during $150,000, and the maximum amount Struthers can draw down at any one time will be determined at the time of the draw down request using a formula contained

                                                                     -continued-
                                      F-22

STRUTHERS, INC. AND SUBSIDIARY
(A NEVADA CORPORATION)
CHARLESTON, SOUTH CAROLINA

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE O -      SUBSEQUENT EVENTS - CONTINUED

              in the equity financing agreement up to $3,000,000. Both the minimum and maximum draw downs are subject always to a limit of 300% of the average daily trading volume over the twenty (20) trading days preceding the Put Date. first eight months from the effective date. During this commitment period, Struthers may request a draw down under the equity line of credit agreement by selling shares of its common stock to Alpha Venture Capital, Inc., and Alpha Venture Capital, Inc. will be obligated to purchase the shares. The minimum amount Struthers can draw down at any one time is Struthers may request a draw down once every 15 trading days, although Struthers is under no obligation to request any draw down under the equity financing agreement.

              The purchase price shall be based on 88% of the average of the five (5) lowest reported daily weighted average market prices during the 10 trading days preceding the Put Date. The number of Put Shares to be purchased by the investor shall be determined on the Put Date by dividing the draw down request by the purchase price determined during the valuation period, but not less than the minimum amount or more than 300% of the average daily trading volume as defined above. Struthers will receive the purchase price less a commitment fee payable in cash to Alpha Venture Capital, Inc. equal to four percent (4%) of the aggregate purchase price.

              Using the formula contained in the equity financing agreement, if Struthers had requested a draw down on January 1, 2001, the maximum amount Struthers could have drawn down would have been $939,600. Based upon the daily weighted average volume of Struthers common stock during the preceding 10 trading days, Struthers would have sold 5,220,000 shares of its common stock to Alpha Venture Capital, Inc. and would have received proceeds from the sale of these securities equal to $902,016, which is net of the 4% commitment fee to Alpha Venture Capital, Inc.

              Additionally, we will issue "A" Warrants to Alpha Venture Capital, Inc. to purchase shares of our common stock and are required to issue "B" Warrants on a pro rata basis equal to ten percent 10% of each draw down. The common stock underlying these warrants will be registered in the registration statement referenced above.

              Struthers is registering on a Form S-1, the shares of common stock issuable to Alpha Venture Capital, Inc. under the equity financing agreement, the shares underlying the "A" Warrants granted to Alpha Venture Capital, Inc. as a placement fee, and the additional shares underlying the "B" Warrants to be issued on a pro-rata basis with respect to each put to purchase shares (up to 10% of the commitment amount) as a commitment fee. These shares may be offered for sale from time to time by means of this prospectus by or for Alpha Venture Capital, Inc. Struthers's will prepare and file amendments and supplements to a prospectus as may be necessary in order to keep such prospectus effective as long as Alpha Venture Capital, Inc. holds shares of Struthers common stock or until these shares can be sold under an appropriate exemption from registration.

                                                                     -continued-
                                      F-23

STRUTHERS, INC. AND SUBSIDIARY
(A NEVADA CORPORATION)
CHARLESTON, SOUTH CAROLINA

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE O -      SUBSEQUENT EVENTS - CONTINUED

              Struthers has agreed to bear the expenses of registering the shares, including Alpha Venture Capital's reasonable legal fees in an amount not less than $1,500, but not the expenses associated with selling the shares, such as broker discounts and commissions.

              The "A" Warrants granted to Alpha Venture Capital, Inc. are exercisable at any time commencing March 23, 2001 until March 23,2005 at an initial price per share equal to the lesser of (a) ninety percent 90% of the average of the five (5) closing bid prices following January 3, 2001 or (b) ninety percent of the average or the five (5) closing bid prices following the effective date of the Registration Statement, subject to further adjustment for anti-dilution provisions. The "B" Warrants granted to Alpha Venture Capital, Inc. are exercisable at any time commencing March 23, 2001 until March 23, 2005 at an initial price per share equal to the lesser of (a) hundred percent (100%) of the average of the closing bid prices for the five (5) trading days immediately preceding the date of issuance of this Warrant or (b) one hundred percent (100%) of the average of the closing bid prices of the five trading days immediately preceding the date the Holder may exercise such portion of the Warrant, subject to further adjustment for anti-dilution provisions.







                                      F-24

STRUTHERS INC. AND SUBSIDIARY
(A NEVADA CORPORATION)
CHARLESTON, SOUTH CAROLINA


QUARTERLY SUMMARY
---------------------------- ------------ ------------ ------------ ------------
FOR THE THREE MONTHS ENDED     MARCH 31      JUNE 30   SEPTEMBER 30  DECEMBER 31
---------------------------- ------------ ------------ ------------ ------------

---------------------------- ------------ ------------ ------------ ------------
2000
---------------------------- ------------ ------------ ------------ ------------
Operating Revenues:
---------------------------- ------------ ------------ ------------ ------------
Semen                        $  53,374    $  63,552    $  92,586    $    31,843
---------------------------- ------------ ------------ ------------ ------------
Gilts                          259,360      221,225      127,090        237,116
---------------------------- ------------ ------------ ------------ ------------
Boars and Barrows               95,090      101,830       87,148         62,595
---------------------------- ------------ ------------ ------------ ------------
Market Swine                   464,626      431,143      394,370        147,824
---------------------------- ------------ ------------ ------------ ------------
Artificial Insemination
----------------------------     5,822       65,015      156,354        196,925
  Supplies
---------------------------- ------------ ------------ ------------ ------------
Genetic and Related
  Services                      17,261        4,761      112,412         61,871
---------------------------- ------------ ------------ ------------ ------------

---------------------------- ------------ ------------ ------------ ------------
Net Operating Revenues (3)   $ 895,533    $ 887,526    $ 969,960    $   738,174
---------------------------- ------------ ------------ ------------ ------------
Cost of Sales (4)              615,596      563,551      504,079      1,230,991
---------------------------- ------------ ------------ ------------ ------------
General and
  Administrative (5)           253,111      567,293      548,445        915,572
---------------------------- ------------ ------------ ------------ ------------
EBDITA (1)                    (289,798)    (303,456)     (138,161)   (1,291,548)
---------------------------- ------------ ------------ ------------ ------------
Net Loss                      (288,645)    (588,310)     (538,844)   (1,794,045)
---------------------------- ------------ ------------ ------------ ------------
Net Loss per Share
 - Basic and Diluted (2)        $(0.00)      $(0.00)      $(0.00)        $(0.00)
---------------------------- ------------ ------------ ------------ ------------
Range of Closing Stock
  Prices - OTCBB             $.27 - $1.66 $.44 - $1.09  $.33 - $.56 $.18 - $.60
---------------------------- ------------ ------------ ------------ ------------

---------------------------- ------------ ------------ ------------ ------------
1999
---------------------------- ------------ ------------ ------------ ------------
Operating Revenues:
---------------------------- ------------ ------------ ------------ ------------
Semen                        $    ---      $     ---    $     ---   $    31,074
---------------------------- ------------ ------------ ------------ ------------
Gilts                             ---            ---          ---       201,736
---------------------------- ------------ ------------ ------------ ------------
Boars and Barrows                 ---            ---          ---        59,758
---------------------------- ------------ ------------ ------------ ------------
Market Swine                      ---            ---          ---        19,895
---------------------------- ------------ ------------ ------------ ------------
Artificial Insemination
  Supplies                        ---            ---          ---        14,896
---------------------------- ------------ ------------ ------------ ------------
Genetic and Related
  Services                        ---            ---          ---         5,692
---------------------------- ------------ ------------ ------------ ------------

---------------------------- ------------ ------------ ------------ ------------
Net Operating Revenues       $     ---     $     ---    $     ---   $   333,051
---------------------------- ------------ ------------ ------------ ------------
---------------------------- ------------ ------------ ------------ ------------
Cost of Sales                      ---           ---          ---       169,609
---------------------------- ------------ ------------ ------------ ------------
General and Administrative      50,000        10,794      259,087       209,957
---------------------------- ------------ ------------ ------------ ------------
EBDITA (1)                     (50,000)      (10,794)    (269,004)      (83,184)
---------------------------- ------------ ------------ ------------ ------------
Net Loss                       (50,000)      (10,794)    (269,004)     (287,263)
---------------------------- ------------ ------------ ------------ ------------
Net Loss per Share
  - Basic and Diluted (2)       $(0.00)       $(0.00)      $(0.00)       $(0.01)
---------------------------- ------------ ------------ ------------ ------------
Range of Closing Stock
  Prices - OTCBB              $.01 - $.03  $.01 - $.60 $.33 - $.56  $.18 - $.60
---------------------------- ------------ ------------ ------------ ------------

(1) - Earnings (Loss) before depreciation, interest, taxes and amortization expenses.
(2) - Net loss per share for each quarter is computed using the weighted average number of shares outstanding during that quarter while net loss per share for the full year is computed using the weighted average number of shares outstanding during the year. Thus, the sum of the four quarters net loss per share may not equal the full year net loss per share. Also, because of the large number of shares outstanding each quarter, the net loss per share is less than $.01 per share per quarter.
(3) - The decrease in revenues in the fourth quarter of 2000 was caused primarily by the seasonality of sales of live animals and the change in the Company's distribution channel for market hogs from that of wholesale sales to meat packers to upstream retail sales directly to customers. Initial shipments of our Tender Prime line of meat products began late in the fourth quarter.
(4) - The increase in the cost of sales in the fourth quarter reflects the increased farm operating costs due the the addition of the new state-of-the-art boar stud facility.
(5) - The increased general and administrative expenses in the fourth quarter of 2000 are comprised primarily of costs associated with the annual stockholders meeting, printing and distribution of the annual financial statements and stock issued to employees and consultants as compensation for services rendered.


                                      F-25

                                ITEM 16. EXHIBITS

(a)      Exhibits

EXHIBIT NO.                         DESCRIPTION
-----------                         -----------

3.1      *Articles of Incorporation of Latitude Network Inc.

3.2      *Amended Articles of Incorporation of Latitude Network, Inc.

3.3      *Amended Articles of Incorporation of Orbis Development, Inc.

3.4      *Amended Articles of Incorporation of Struthers, Inc.

3.5 *Certificate of Correction of Amended Articles of Incorporation of Struthers, Inc.

3.6      *Amended Articles of Incorporation of Struthers, Inc.

3.7      *By-Laws of Struthers, Inc.

4 See Exhibit 3.4, 3.5, 3.6 filed herewith for rights of security holders.

4.1 Registration Rights Agreement between Struthers, Inc. and Alpha Venture Capital, Inc. dated March , 2001

4.2 Warrant Agreement ("A" Warrants) between Struthers, Inc. and Alpha Venture Capital, Inc. dated March , 2001

4.3 Warrant Agreement ("B" Warrants) between Struthers, Inc. and Alpha Venture Capital, Inc. dated March , 2001

5        Opinion of Richard S. Lane, Esq.

9        *Voting Trust Agreement

10.1 *Agreement dated November 2, 1999 among Struthers, Inc., Legred Genetics, Inc., Legred Genetics, and Brent Legred (with exhibits).

10.2 *Assignment and Assumption of Lease between Struthers, Inc. and Legred Struthers Genetics, Inc.

10.3     *Employment Agreement with Douglas W. Beatty.

10.4     *Employment Agreement with Rhett Seabrook.

10.5     *Employment Agreement with Bertram K. Remley.

10.6     *Employment Agreement with Brent Legred.

10.7 Common Stock Purchase Agreement between Struthers, Inc. and Alpha Venture Capital, Inc. dated March 23, 2001

10.8 Registration Rights Agreement between Struthers, Inc. and Alpha Venture Capital, Inc. dated March 23, 2001

10.9 Escrow Agreement between Struthers, Inc. and Dundee Securities Corporation as Escrow Agent for Alpha Venture Capital, Inc. dated March 23, 2001

21.1 *Articles of Incorporation of Legred Struthers Genetics, Inc., a subsidiary of Registrant.

21.2     *Amended Articles of Incorporation of Legred Struthers Genetics, Inc.

21.3     *Articles of Incorporation of Elite Visions, Inc.

21.4     *Articles of Incorporation of Muller A. I., Inc.



23.1 Consent of Richard S. Lane, Esq. is contained within his opinion of counsel enclosed herewith as Exhibit 5.

23.2     Consent of Rotenberg & Company, LLP


* Incorporated by reference to the same exhibit filed with the Company's registration statement on Form 10, as filed on October 25, 2000


(b) Financial Statement Schedules

    The Registrant has not provided any financial statement schedules because the information called for is not required or is shown either in the financial statements of the notes thereto.


                              ITEM 17. UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

         (i) To include any Prospectus required by Section l0(a)(3) of the Securities Act of l933;

         (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, including (but not limited to) any addition or deletion of a managing underwriter.

      (2) That, for the purpose of determining any liability under the Securities Act of l933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) To provide to the Underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

      (5) Insofar as indemnification for liabilities arising under the Securities Act of l933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                POWER OF ATTORNEY

         The Registrant and each person whose signature appears below hereby authorizes the agent for service named in this Registration Statement, with full power to act alone, to file one or more amendments (including post-effective amendments) to this Registration Statement, which amendments may make such changes in this Registration Statement as such agent for service deems appropriate, and the Registrant and each such person hereby appoints such agent for service as attorney-in-fact, with full power to act alone, to execute in the name and in behalf of the Registrant and any such person, individually and in each capacity stated below, any such amendments to this Registration Statement.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of l933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the state of Nevada, on the__ day of April, 2001.

                               Struthers, Inc.




                            By:  /s/ Richard S. Lane
                                 -------------------------------------
                                 Richard S. Lane, Chairman of the Board





         Pursuant to the requirements of the Securities Act of l933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                            Title                    Date


 /s/ MARIANO M. RAIGO
------------------------
     Mariano M. Raigo                President              April 18, 2001


 /s/ DENNIS GOURLEY
------------------------
     Dr. Dennis Gourley              Director               April 18, 2001


 /s/ ALAN CARLSON
------------------------
     Dr. Alan Carlson                Director               April 18, 2001